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Exhibit 99.7

ITEM 8. Financial Statements and Supplementary Data

Index to Financial Statements

Consolidated Financial Statements:

Management's Report to Shareholders
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Income and Comprehensive Income for each of the three years in the period ended December 26, 2004
Consolidated Balance Sheets at December 26, 2004, and December 28, 2003
Consolidated Statements of Cash Flows for each of the three years in the period ended December 26, 2004
Consolidated Statements of Shareholders' Equity for each of the three years in the period ended December 26, 2004
Notes to Consolidated Financial Statements

MANAGEMENT'S REPORT TO SHAREHOLDERS

        The preparation, integrity and objectivity of the financial statements and all other financial information included in this annual report are the responsibility of the management of Molson Coors Brewing Company. The financial statements have been prepared in accordance with generally accepted accounting principles, applying estimates based on management's best judgment where necessary. Management believes that all material uncertainties have been appropriately accounted for and disclosed.

        The established system of accounting procedures and related internal controls provide reasonable assurance that the assets are safeguarded against loss and that the policies and procedures are implemented by qualified personnel.

        PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, provide an objective, independent audit of the consolidated financial statements. Their accompanying report is based upon an examination conducted in accordance with generally accepted auditing standards, including tests of accounting procedures and records.

        The Board of Directors, operating through its Audit Committee composed of independent, outside directors, monitors the Company's accounting control systems and reviews the results of the Company's auditing activities. The Audit Committee meets at least quarterly, either separately or jointly, with representatives of management, PricewaterhouseCoopers LLP, and internal auditors. To ensure complete independence, PricewaterhouseCoopers LLP and the Company's internal auditors have full and free access to the Audit Committee and may meet with or without the presence of management.

W. LEO KIELY, III Chief Executive Officer, Molson Coors Brewing Company President and Chief Executive Officer, Coors Brewing Company	TIMOTHY V. WOLF Vice President and Chief Financial Officer, Molson Coors Brewing Company Coors Brewing Company

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Adolph Coors Company:

        We have completed an integrated audit of Adolph Coors Company's 2004 consolidated financial statements and of its internal control over financial reporting as of December 26, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Adolph Coors Company and its subsidiaries at December 26, 2004 and December 28, 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 15(a)(2) of the Company's Annual Report on Form 10-K for the year ended December 26, 2004 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

        Also, in our opinion, management's assessment, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A Controls and Procedures in the Company's Annual Report on Form 10-K for the year ended December 26, 2004, that the Company maintained effective internal control over financial reporting as of December 26, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 26, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Denver, Colorado
March 10, 2005, except for Note 5, Note 20, and
Note 21 which are as of September 9, 2005

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

(IN THOUSANDS, EXCEPT FOR SHARE DATA)

	For the Years Ended
	December 26, 2004	December 28, 2003	December 29, 2002
Sales—domestic and international (Note 4)	$5,819,727	$5,387,220	$4,956,947
Beer excise taxes	(1,513,911)	(1,387,107)	(1,180,625)

Net sales	4,305,816	4,000,113	3,776,322
Cost of goods sold (Notes 3 and 4)	(2,741,694)	(2,586,783)	(2,414,530)

Gross profit	1,564,122	1,413,330	1,361,792
Other operating expenses:
Marketing, general and administrative	(1,223,219)	(1,105,959)	(1,057,240)
Special items, net (Note 7)	7,522	—	(6,267)

Total other operating expenses	(1,215,697)	(1,105,959)	(1,063,507)

Operating income	348,425	307,371	298,285
Other (expense) income:
Interest income	19,252	19,245	21,187
Interest expense	(72,441)	(81,195)	(70,919)
Other income, net (Note 4)	12,946	8,397	8,047

Total other expense	(40,243)	(53,553)	(41,685)

Income before income taxes	308,182	253,818	256,600
Income tax expense	(95,228)	(79,161)	(94,947)

Income before minority interests	212,954	174,657	161,653
Minority interests	(16,218)	—	—

Net income	$196,736	$174,657	$161,653

Other comprehensive income, net of tax:
Foreign currency translation adjustments	123,011	147,803	70,884
Unrealized (loss) gain on derivative instruments	(217)	282	15,358
Minimum pension liability adjustment	(24,048)	(15,031)	(212,092)
Reclassification adjustments	(4,686)	4,235	4,993

Comprehensive income	$290,796	$311,946	$40,796

Net income per share—basic	$5.29	$4.81	$4.47

Net income per share—diluted	$5.19	$4.77	$4.42

Weighted average shares—basic	37,159	36,338	36,140

Weighted average shares—diluted	37,909	36,596	36,566

See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	As of
	December 26, 2004	December 28, 2003
Assets
Current assets:
Cash and cash equivalents	$123,013	$19,440
Accounts and notes receivable:
Trade, less allowance for doubtful accounts of $9,110 and $12,413, respectively	692,372	618,053
Affiliates	9,286	38,367
Current notes receivable and other receivables, less allowance for doubtful accounts of $3,883 and $4,641, respectively	131,708	94,652
Inventories:
Finished, less allowance for obsolete inventories of $666 and $2,264, respectively	90,943	91,214
In process	32,565	29,480
Raw materials	88,473	81,068
Packaging materials, less allowance for obsolete inventories of $234 and $1,879, respectively	22,780	7,723

Total inventories	234,761	209,485
Maintenance and operating supplies, less allowance for obsolete supplies of $9,600 and $10,675, respectively	29,576	28,512
Deferred tax asset	3,228	12,819
Other current assets, less allowance for advertising supplies of $1,064 and $1,093, respectively	44,272	57,520

Total current assets	1,268,216	1,078,848
Properties, less accumulated depreciation of $2,483,610 and $2,695,124, respectively	1,445,584	1,450,785
Goodwill	890,821	796,420
Other intangibles, less accumulated amortization of $83,591 and $45,498, respectively	581,043	552,112
Investments in joint ventures (Note 4)	140,632	193,582
Non-current deferred tax asset	168,304	204,804
Non-current notes receivable, less allowance for doubtful accounts of $11,053 and $12,548, respectively	95,017	108,280
Other non-current assets	67,907	59,909

Total assets	$4,657,524	$4,444,740

See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE INFORMATION)

	As of
	December 26, 2004	December 28, 2003
Liabilities and shareholders' equity
Current liabilities:
Accounts payable:
Trade	$320,015	$318,071
Affiliates	6,019	36,802
Accrued salaries and vacations	82,902	57,593
Accrued excise taxes	196,720	190,983
Deferred tax liability	5,852	—
Accrued expenses and other liabilities	526,861	439,108
Short-term borrowings	12,500	21,309
Current portion of long-term debt	26,028	69,856

Total current liabilities	1,176,897	1,133,722
Long-term debt	893,678	1,159,838
Non-current deferred tax liability	149,927	195,523
Deferred pension and post-retirement benefits	483,255	488,640
Long-term derivatives	237,046	138,684
Other long-term liabilities	78,687	60,957

Total liabilities	3,019,490	3,177,364

Commitments and contingencies (Note 18)
Minority interests	36,868	—
Shareholders' equity:
Capital stock:
Preferred stock, non-voting, no par value (authorized: 25,000,000 shares; issued and outstanding: none)	—	—
Class A common stock, voting, $0.01 par value at December 26, 2004 and no par value at December 28, 2003 (authorized: 500,000,000, issued and outstanding: 1,260,000 shares)	13	13
Class B common stock, non-voting, $0.01 par value at December 26, 2004 and no par value at December 28, 2003 (authorized: 500,000,000 shares; issued and outstanding: 36,392,172 and 35,153,707, respectively)	364	352

Total capital stock	377	365
Paid-in capital	105,111	32,049
Unvested restricted stock	(226)	(681)
Retained earnings	1,398,003	1,231,802
Accumulated other comprehensive income	97,901	3,841

Total shareholders' equity	1,601,166	1,267,376

Total liabilities and shareholders' equity	$4,657,524	$4,444,740

See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	For the Years Ended
	December 26, 2004	December 28, 2003	December 29, 2002
Cash flows from operating activities:
Net income	$196,736	$174,657	$161,653
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in net earnings of joint ventures	(59,653)	(65,542)	(54,958)
Distributions from joint ventures	72,754	70,900	66,616
Depreciation, depletion and amortization	265,921	236,821	227,132
Amortization of debt issuance costs and discounts	2,456	6,790	3,167
Gain on sale, net of loss on abandonment of properties and intangibles	(15,027)	(4,580)	(9,816)
Gains on sales of securities	—	—	(4,003)
Deferred income taxes	6,215	53,497	11,679
(Gain) loss on FX fluctuations and derivative instruments	(5,740)	1,252	2,576
Minority interest earnings	16,218	—	—
Tax benefit from equity compensation plans	8,398	412	3,410
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in a business combination accounted for under the purchase method) and other:
Trade receivables	(35,671)	31,067	(254,425)
Trade payables	4,575	97,761	107,619
Inventory	(3,441)	(5,549)	39,210
Accrued expenses and other liabilities	24,386	(50,703)	(60,757)
Other	21,781	(17,955)	5,865

Net cash provided by operating activities	499,908	528,828	244,968

See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	For the Years Ended
	December 26, 2004	December 28, 2003	December 29, 2002
Cash flows from investing activities:
Sales and maturities of investments	—	—	232,758
Additions to properties	(211,530)	(240,458)	(246,842)
Proceeds from sales of properties and intangible assets	72,063	16,404	27,357
Acquisition of CBL, net of cash acquired			(1,587,300)
Adjustment to purchase price for pension settlement	25,836	—	—
Cash recognized on initial consolidation of joint ventures	20,840	—	—
Trade loan repayments from customers	54,048	51,863	64,564
Trade loans advanced to customers	(25,961)	(36,553)	(50,987)
Investment in Molson USA, LLC	(2,744)	(5,240)	(2,750)
Other	—	(630)	(7,561)

Net cash used in investing activities	(67,448)	(214,614)	(1,570,761)

Cash flows from financing activities:
Issuances of stock under stock plans	66,764	2,491	15,645
Dividends paid	(30,535)	(29,820)	(29,669)
Dividends paid to minority interests	(7,218)	—	—
Proceeds from issuance of debt	—	—	2,391,934
Net (payments on) proceeds from short-term borrowings	(8,761)	(84,170)	331,333
Net (payments on) proceeds from commercial paper	(250,000)	249,645	—
Payments on debt and capital lease obligations	(114,629)	(462,547)	(1,379,718)
Debt issuance costs	—	—	(10,074)
Change in overdraft balances	8,715	(32,992)	(27,783)

Net cash (used in) provided by financing activities	(335,664)	(357,393)	1,291,668

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	96,796	(43,179)	(34,125)
Effect of exchange rate changes on cash and cash equivalents	6,777	3,452	16,159
Balance at beginning of year	19,440	59,167	77,133

Balance at end of year	$123,013	$19,440	$59,167

See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(IN THOUSANDS)

	Shares of common stock issued		Common stock issued
								Accumulated other comprehensive income (loss)
					Paid-in capital	Unvested restricted stock	Retained earnings
	Class A	Class B	Class A	Class B					Total
Balances at December 30, 2001	1,260	34,689	$1,260	$8,259	$—	$(597)	$954,981	$(12,591)	$951,312
Shares issued under stock plans, including related tax benefit		392		93	19,731	(770)			19,054
Amortization of restricted stock						358			358
Other comprehensive income								(120,857)	(120,857)
Net income							161,653		161,653
Cash dividends—$0.82 per share							(29,669)		(29,669)

Balances at December 29, 2002	1,260	35,081	1,260	8,352	19,731	(1,009)	1,086,965	(133,448)	981,851
Reincorporation and par value change			(1,247)	(8,018)	9,265				—
Shares issued under stock plans, including related tax benefit		73		18	3,053	(164)			2,907
Amortization of restricted stock						492			492
Other comprehensive income								137,289	137,289
Net income							174,657		174,657
Cash dividends—$0.82 per share							(29,820)		(29,820)

Balances at December 28, 2003	1,260	35,154	13	352	32,049	(681)	1,231,802	3,841	1,267,376
Shares issued under stock plans, including related tax benefit		1,238		12	73,062				73,074
Amortization of restricted stock						455			455
Other comprehensive income								94,060	94,060
Net income							196,736		196,736
Cash dividends—$0.82 per share							(30,535)		(30,535)

Balances at December 26, 2004	1,260	36,392	$13	$364	$105,111	$(226)	$1,398,003	$97,901	$1,601,166

See notes to consolidated financial statements.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation and Summary of Significant Accounting Policies

        On February 9, 2005, Adolph Coors Company merged with Molson Inc. ("Molson"). In connection with the Merger (the "Merger"), Adolph Coors Company became the parent of the merged company and changed its name to Molson Coors Brewing Company. Unless otherwise noted in this report, any description of us includes Molson Coors Brewing Company (MCBC), principally a holding company, its operating subsidiaries, Coors Brewing Company (CBC), operating in the United States (U.S.); Coors Brewers Limited (CBL), operating in the United Kingdom (U.K.); and our other corporate entities.

        Unless otherwise indicated, information in this report excludes Molson (with the exception of our interests in joint ventures entered into previously with Molson, discussed in Note 4), operating in Canada and Brazil, and is presented in U.S. Dollars (USD).

Fiscal Year

        Our fiscal year is a 52- or 53-week period ending on the last Sunday in December. Fiscal years ended December 26, 2004, December 28, 2003, and December 29, 2002, were all 52-week periods.

Principles of Consolidation

        Our consolidated financial statements include our accounts and our majority-owned and controlled domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

        Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions are reasonable, based on information available at the time they are made. To the extent there are material differences between these estimates and actual results, our consolidated financial statements may be affected.

Reclassifications

        Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to the 2004 presentation.

Revenue Recognition

        Revenue is recognized in the United States segment when product is shipped and the risk of loss transfers to our customers, which are principally independent distributors or wholesalers in the United States. Revenue is recognized in the Europe segment when product is received by our customers, who are principally independent retailers in the United Kingdom. In the United Kingdom, excise taxes are included in the purchase price we pay the vendor on beverages for the factored brands business purchased from third parties for resale and are included in our cost of goods sold when ultimately sold. The cost of various programs, such as price promotions, rebates and coupon programs are treated as a reduction of sales. Sales of products are for cash or otherwise agreed upon credit terms.

        Outside of unusual circumstances, if product is returned, it is generally for failure to meet our quality standards, not caused by customer actions. Products that do not meet our high quality standards are returned and destroyed. We do not have standard terms that permit return of product. We estimate the costs for product returns and record those costs in cost of goods sold in the Consolidated Statements of Income each period. We reduce revenue at the value of the original sales price in the period that the product is returned.

Cost of Goods Sold

        Our cost of goods sold includes beer raw materials, packaging materials (including promotional packaging), manufacturing costs, plant administrative support and overheads, and freight and warehouse costs (including distribution network costs). Distribution network costs include inbound and outbound freight charges, purchasing and receiving costs, inspection costs, warehousing, and internal transfer costs.

Equity Method Accounting

        We generally apply the equity method of accounting to 20% to 50% owned investments where we exercise significant influence, except for certain joint ventures that must be consolidated as variable interest entities under FIN46R. These investments primarily involve equity ownership in transportation services in Europe; and investments in ventures that manufacture, distribute and sell Coors Light in Canada and Molson branded beers in the United States. Refer to Note 4 to these consolidated financial statements for descriptions of these investments.

        Effective with the Merger, the non-consolidated joint venture that distributed and sold Coors Light in Canada was dissolved and its activities were assumed by the Molson Canadian beer business.

        There are no related parties that own interests in our equity method investments as of December 26, 2004.

Cost Method Investment

        In 1991, we became a limited partner in the Colorado Rockies Baseball Club, Ltd. (Baseball Partnership) formerly known as the Colorado Baseball Partnership 1993, Ltd. for an investment of $10.0 million, which gave us a 17.1% interest in the partnership. Our use of the cost method for this investment is permitted under the provisions of Emerging Issues Task Force Topic D-46 (EITF D-46) "Accounting for Limited Partnership Investments" as we entered into the limited partnership agreement in 1991. As a limited partner, we take no part in control, management, direction or operation of the affairs of the Baseball Partnership and have no power to bind the Baseball Partnership. Profit and loss from operations of the Baseball Partnership are allocated among the partners in accordance with their ownership ratios. We did not receive any cash distributions or income in 2004, 2003 or 2002. We believe that the carrying amount of our investment in the Baseball Partnership is not in excess of fair value.

        In July 2003, the Baseball Partnership signed a $2.1 million promissory note with Coors. Each partner's loan amount was based on their ownership percentage. Ownership percentages in the partnership did not change. The note is due in 20 years and interest will be paid at 5% annually. The principal amount is recorded in other non-current assets.

        In September 2004, an additional investor purchased a limited partnership interest in the Baseball Partnership. The purchase did not change the terms of our limited partnership agreement. However, it did reduce our sharing ratio to 14.60% as of December 26, 2004.

Marketing, General and Administrative

        Our marketing, general and administrative expenses consist predominately of advertising, sales staff costs, and non-manufacturing administrative and overhead costs. The creative portion of our advertising activities is expensed as incurred. Production costs are generally expensed when the advertising is first run. Cooperative advertising expenses are included in marketing, general and administrative costs. Advertising expense was $627.4 million, $588.2 million, and $586.2 million for years 2004, 2003, and 2002, respectively. Prepaid advertising costs of $27.9 million ($17.7 million in current and $10.2 million in long-term) and $30.6 million ($13.0 million in current and $17.6 million in long-term) were included in other current and other non-current assets in the Consolidated Balance Sheets at December 26, 2004, and December 28, 2003, respectively.

Trade Loans

        CBL extends loans to retail outlets that sell our brands. Some of these loans provide for no interest to be payable, and others provide for payment of a below market interest rate. In return, the retail outlets receive smaller discounts on beer and other beverage products purchased from us, with the net result being CBL attaining a market return on the outstanding loan balance. Trade loan receivables are classified as either other receivables or non-current notes receivable in our Consolidated Balance Sheets. At December 26, 2004, and December 28, 2003, total loans outstanding, net of allowances, were $128.6 million and $148.3 million, respectively.

        We have reclassified a portion of beer revenue into interest income to reflect a market rate of interest on these loans. In 2004 and 2003, this amount was $16.0 million and $17.2 million, respectively. We have included this interest income in the Europe segment since it is related solely to the Europe business.

        We have reclassified cash flows from trade loans of $28.1 million, $15.3 million, and $13.6 million from operating to investing in the cash flow statements for the years ended December 26, 2004, December 28, 2003, and December 29, 2002, respectively.

Allowance for Doubtful Accounts

        In the United States segment, our allowance for doubtful accounts and credit risk is insignificant as the majority of the U.S. accounts receivable balance is generated from sales to independent distributors with whom collection occurs through electronic funds transfer. Also, in the U.S., we secure substantially all of our product sale credit risk with purchase money security interests in inventory and proceeds, personal guarantees and other letters of credit.

        Because the majority of CBL sales are directly to retail customers and because of the industry practice of making trade loans to customers, our ability to manage credit risk in this business is critical. At CBL, we provide allowances for trade receivables and trade loans associated with the ability to collect outstanding receivables from our customers. Generally, provisions are recorded to cover the full exposure to a specific customer at the point the account is considered uncollectible. At this time, we record the provision as a bad debt in marketing, general and administrative expenses. Provisions are reversed upon recoverability of the account or relieved at the point an account is written off.

        We are not able to predict changes in financial condition of our customers and, if circumstances related to our customers deteriorate, our estimates of the recoverability of our trade receivables and trade loans could be materially affected.

Inventories

        Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for substantially all inventories in the United States and on the first-in, first-out (FIFO) method in the United Kingdom. Current cost in the United States, determined on the FIFO method, exceeded LIFO cost by $40.1 million and $38.6 million at December 26, 2004, and December 28, 2003, respectively.

        We regularly assess the shelf-life of our inventories and reserve for those inventories when it becomes apparent the product will not be sold within our freshness specifications.

Dispense Assets

        CBL owns and maintains the dispense equipment in on-trade retail outlets. Dispense equipment, which moves the beer from the keg in the cellar to the glass, is capitalized at cost upon installation and depreciated on a straight-line basis over an average life of 7 years. Labor and materials used to install dispense equipment are capitalized and depreciated over 2 years. Dispense equipment awaiting installation is held in inventory and valued at the lower of cost or market. Ordinary repairs and maintenance are expensed as incurred.

Fair Value of Financial Instruments

        The carrying amounts of our current financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to the short-term maturity of these instruments. The fair value of long-term obligations for derivatives was estimated by discounting the future cash flows using market interest rates and does not differ significantly from the amounts reflected in the consolidated financial statements. Assuming current market rates for similar instruments, the fair value of long-term debt exceeds the carrying value by approximately $110.4 million.

Foreign Currency Translation

        Assets and liabilities recorded in foreign currencies that are the functional currencies for the respective operations are translated at the prevailing exchange rate at the balance sheet date. Revenue and expenses are translated at the average exchange rates during the period. Translation adjustments resulting from this process are reported as a separate component of other comprehensive income.

Stock-Based Compensation

        We use the intrinsic value method when accounting for options issued to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations. Accordingly, we do not recognize compensation expense related to employee stock options, since options are always granted at a price equal to the market price on the day of grant. Compensation expense recorded in the financial statements relates to grants of restricted stock, and beginning in the second quarter of 2004, contingently issuable shares of stock granted to key executives, which were issued on December 31, 2004. The following table illustrates the effect on net income and earnings per share if we had applied the fair value provisions of Statement of Financial

Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123) to stock-based compensation using the Black-Scholes valuation model:

	Fiscal Year Ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands, except per share data)
Net income, as reported	$196,736	$174,657	$161,653
Total stock-based compensation expense, net of related tax benefits, included in the determination of net income, as reported	5,573	338	226
Total stock-based compensation expense determined under fair value based methods for all awards, net of related tax effects	(21,799)	(21,116)	(17,673)

Proforma net income	$180,510	$153,879	$144,206

Earnings per share:
Basic—as reported	$5.29	$4.81	$4.47
Basic—proforma	$4.86	$4.23	$3.99
Diluted—as reported	$5.19	$4.77	$4.42
Diluted—proforma	$4.76	$4.20	$3.94

        As a result of shifts in exercise patterns, we adjusted the expected term for stock options issued in 2004 to 7.0 years for options granted to Section 16b officers and to 3.5 years for other option grantees, from 5.4 years for all option holders in 2003 and 2002. We amortize pro forma expense on a straight-line basis over the option-vesting period of three years.

Statement of Cash Flows Data

        Cash equivalents represent highly liquid investments with original maturities of 90 days or less. The fair value of these investments approximates their carrying value. The following presents our supplemental cash flow information:

	For the fiscal years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In millions)
Cash paid for interest	$57.7	$78.5	$64.6
Cash paid for income taxes	$51.9	$30.7	$44.6
Receipt of note upon sale of property	$46.8	—	—
Sale leaseback of computer equipment	$8.9	—	—
Issuance of restricted stock, net of forfeitures	$—	$0.1	$0.8
Tax benefit from exercise of stock options	$8.4	$0.4	$3.4

Recent Accounting Pronouncements

SFAS 123R, "Share-Based Payment" (Revised 2004)

        Statement of Financial Accounting Standard No. 123 (SFAS No. 123R) was revised in December 2004 and will be effective for us in the third quarter of 2005. We adopted the disclosure provisions of SFAS 123R when it became effective in 1996 but, as discussed above, continue to account for stock options under APB No. 25. Currently, under an exemption written into the guidance for qualifying stock option grants with no intrinsic value on the date of grant, SFAS No. 123 requires us to present pro forma share-based compensation expense for our stock option program in the notes to our financial statements. We expect to choose the modified prospective method of adoption of SFAS No. 123R, therefore, beginning in the third quarter of 2005, we will be required to record these costs in our income statement. While under current guidance we have used the Black Scholes method to calculate pro forma compensation expense, the new guidance will also allow a binomial method. We are evaluating the alternative methods to value stock options.

        The Merger triggered immediate vesting of all stock options, including those to acquire Molson stock held by Molson option holders (excluding certain options held by the former Molson CEO, as discussed in Note 20). The vesting of Coors options will be reflected in the notes to the first quarter financial statements as pro forma expense in the notes and the vesting of the Molson options will be reflected in Molson's historical financial statements, pre-Merger. Therefore, compensation expense recognized beginning in the 2005 third quarter will only reflect new option grants after the Merger, and could be impacted by unvested stock options held by the former Molson CEO that are yet unvested, and provisions of change in control agreements.

SFAS No. 128 "Earnings Per Share" (Revised)

        Statement of Financial Accounting Standard No. 128 (SFAS No. 128) is expected to be revised. We adopted SFAS No. 128 when it became effective in 1997 and will adopt its revised provisions when those provisions become effective, currently anticipated during our first quarter of 2005. For our year-to-date diluted calculations, we currently use a quarterly average stock price. Under the new revisions to SFAS No. 128, we will be required to use a year-to-date average stock price. When stock prices are increasing year-to-date, as has been the case for our company stock in 2004, the effect of the revision to the standard will be to increase dilution. For example, if we had implemented the revision in 2004, our year-to-date diluted earnings per share would have been $0.03 per share lower. The new standard will require retrospective presentation of diluted earnings per share upon implementation, meaning that prior periods' earnings per share will be adjusted to conform to the same method of calculation.

SFAS No. 151 "Inventory Costs"

        SFAS No. 151 is an amendment to ARB No. 43, Chapter 4 that will be effective for us in fiscal 2006. The standard clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and spoilage to require that those costs be expensed currently, as opposed to being included in overhead costs. We are currently evaluating the impact that SFAS No. 151 will have on our financial results when implemented.

SFAS No. 153 "Exchanges of Nonmonetary Assets"

        SFAS No. 153 is an amendment to APB Opinion No. 29 that will be effective for us in the third quarter of 2005. The standard tightens the general exception for exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. We do not believe that the standard will have a significant impact on our financial results when implemented.

2.     Mergers and Acquisitions

Merger with Molson Inc.

        The Merger transaction and subsequent debt financing are discussed in Note 20, Subsequent Events. Preliminary accounting for the acquisition is underway.

Acquisition of CBL

        On February 2, 2002, we acquired 100% of the outstanding shares of Bass Holdings Ltd. and certain other intangible assets from Interbrew, for a total purchase price of £1.2 billion (approximately $1.7 billion at then prevailing exchange rates), plus associated fees and expenses. The acquisition supported one of our key strategic goals of growing our beer business internationally to broaden our geographic platform; diversify revenues, profits and cash flows and increase our brand portfolio, which we believe will significantly enhance our competitive position in a consolidating worldwide beer industry.

        One of the factors that contributed to a purchase price that resulted in the recognition of goodwill was the existence of financial and operating synergies. In addition to these synergies, there were a number of other factors—including the existence of a strong management team, a proven track record of introducing and marketing successful brands, an efficient sales and distribution system, complementary products and a good sales force.

        The business, renamed CBL, included the majority of the assets that previously made up Bass Brewers, including the Carling, Worthington's and Caffrey's beer brands; the United Kingdom and Republic of Ireland distribution rights to Grolsch (via and subject to the continuation of a joint venture arrangement, in which CBL has a 49% interest, with Royal Grolsch N.V.); several other beer and flavored-alcohol beverage brands; related brewing and malting facilities in the United Kingdom; and a 49.9% interest in the distribution logistics provider, Tradeteam. CBL is the second-largest brewer in the United Kingdom based on total beer volume, and Carling lager is the best-selling beer brand in the United Kingdom. The brand rights for Carling, which is the largest acquired brand by volume, are mainly for territories in Europe. The addition of CBL creates a stronger, broader, more diversified company in a highly competitive and consolidating global beer market.

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

As of February 2, 2002
(In millions)
Current assets	$546
Property, plant and equipment	442
Other assets	398
Intangible assets	415
Goodwill	637

Total assets acquired	2,438

Current liabilities	(425)
Non-current liabilities	(279)

Total liabilities assumed	(704)

Net assets acquired	$1,734

        We finalized the purchase price accounting relative to the CBL acquisition in the fourth quarter of 2002. Of the $415 million of acquired intangible assets, approximately $390 million was assigned to brand names and distribution rights. The remaining $25 million was assigned to patents and technology and distribution channels. Approximately $286 million of the $390 million brand name and distribution rights value has been determined to have an indefinite life and accordingly is not being amortized. The remaining $104 million brand names and distribution rights value are amortized over a weighted average useful life of approximately 12 years. The $25 million value for patents and technology and distribution channels are amortized over a weighted average useful life of approximately 8 years.

        The fair value of the acquired intangible brand assets was determined primarily from the discounted value of projected cash flows. A weighted average cost of capital of 8.75% was used to discount projected cash flows. Cash flows were projected using management's best estimates of sales growth or declines for each brand over its expected life. The lives of the assets were determined by an evaluation of significant factors that could impact the life of the brand.

        The cost approach was used to determine the value of the customer base using the estimated cost to recruit a customer. Technology, unfavorable leaseholds, contracts and other less significant intangible assets were valued using a present value approach of the returns or costs of the underlying assets. Goodwill was valued using the residual method.

        Goodwill of $637 million was assigned to the Europe and United States segments in the amounts of approximately $522 million and $115 million, respectively (See Note 11, Goodwill and Intangible Assets, for further discussion of allocation). None of the goodwill is expected to be deductible for tax purposes in the U.K., but all intangible assets are being amortized in the calculation of U.S. earnings and profits. A valuation allowance of approximately $40 million was recorded against deferred tax assets arising from the acquisition.

        We funded the acquisition with approximately $150 million of cash on hand and approximately $1.55 billion of debt as described below at the prevailing exchange rate as of the date of acquisition:

Term	Facility Currency Denomination	Amount
	(In millions)
5 year Amortizing term loan	USD	$478
5 year Amortizing term loan (228 million GBP)	GBP	322
9 month Bridge facility	USD	750

		$1,550

        In conjunction with the term loan and bridge facility, we incurred financing fees of approximately $9.0 million and $0.5 million, respectively. These fees were amortized over the respective terms of the borrowings using the effective interest method. On May 7, 2002, we repaid our nine-month bridge facility through the issuance of long-term financing. We also repaid the balance of our GBP-denominated amortizing term loan during 2003. See Note 12, Debt, for further information about debt-related activity.

3.     Variable Interest Entities

        The FASB finalized FASB Interpretation No. 46R, Consolidation of Variable Interest Entities—An Interpretation of ARB51 (FIN46R) in December 2003, making the new guidance applicable to us in the first quarter of 2004. FIN46R expands the scope of ARB51 and can require consolidation of "variable interest entities (VIEs)." Once an entity is determined to be a VIE, the party with the controlling financial interest, the primary beneficiary, is required to consolidate it. We have investments in VIEs, of which we are the primary beneficiary. Accordingly, we have consolidated three joint ventures in 2004, effective December 29, 2003, the first day of our 2004 fiscal year. These include Rocky Mountain Metal Container (RMMC), Rocky Mountain Bottle Company (RMBC) and Grolsch (U.K.) Limited (Grolsch). The impacts to our balance sheet include the addition of net fixed assets of RMMC and RMBC totaling approximately $65 million, RMMC debt of approximately $40 million, and Grolsch net intangibles of approximately $20 million (at current exchange rates). The most significant impact to our cash flow statement for the year ended December 26, 2004, was to increase depreciation expense by approximately $13.2 million and cash recognized on initial consolidation of the entities of $20.8 million. The impact to our income statement was to reduce U.S. segment cost of goods sold, reclassify Europe segment costs out of cost of goods sold into marketing, general and administrative expense and to increase corporate interest expense. Our partners' share of the operating results of the ventures is eliminated in the minority interests line of the accompanying Consolidated Statements of Income. Results of operations and financial position from prior periods have not been restated as a result of the adoption of FIN46R.

Rocky Mountain Bottle Company

        RMBC is a joint venture with Owens-Brockway Glass Container, Inc. (Owens) in which we hold a 50% interest. RMBC produces glass bottles at our glass manufacturing facility for use at our Golden brewery. Under this agreement, RMBC supplies our bottle requirements, and Owens has a contract to supply the majority of our bottle requirements not met by RMBC. In 2003 and 2002, our share of pre-tax joint venture profits for this venture, totaling $7.8 million and $13.2 million, respectively, was included in cost of goods sold in our Consolidated Statements of Income. RMBC is a non-taxable entity. Accordingly, income tax expense in our Consolidated Statements of Income only includes taxes related to our share of the joint venture income.

Rocky Mountain Metal Container

        RMMC, a Colorado limited liability company, is a joint venture with Ball Corporation (Ball) in which we hold a 50% interest. We have a can and end supply agreement with RMMC. Under this agreement, RMMC supplies us with substantially all the can and end requirements for our Golden brewery. RMMC manufactures these cans and ends at our manufacturing facilities, which RMMC is operating under a use and license agreement. In 2003 and 2002, our share of pre-tax joint venture profits (losses), totaling $0.1 million and ($0.6) million, respectively, was included in cost of goods sold in our Consolidated Statements of Income. RMMC is a non-taxable entity. Accordingly, income tax expense on the accompanying statements of income only includes taxes related to our share of the joint venture income. Upon consolidation of RMMC, debt of approximately $40 million was added to our balance sheet. As of December 26, 2004, Coors is the guarantor of this debt.

Grolsch

        Grolsch is a joint venture between CBL and Royal Grolsch N.V. in which we hold a 49% interest. The Grolsch joint venture markets Grolsch® branded beer in the United Kingdom and the Republic of Ireland. The majority of the Grolsch branded beer is produced by CBL under a contract brewing arrangement with the joint venture. CBL and Royal Grolsch N.V. sell beer to the joint venture, which sells the beer back to CBL (for onward sale to customers) for a price equal to what it paid, plus a marketing and overhead charge and a profit margin. In 2003 and 2002, our share of pre-tax profits for this venture, totaling $3.6 million and $2.0 million, respectively, was included in cost of goods sold in our Consolidated Statements of Income. Grolsch is a taxable entity in the United Kingdom. Accordingly, income tax expense on the accompanying statements of income includes taxes related to the entire income of the venture. Upon consolidation, net fixed assets of approximately $4 million and net intangibles of approximately $20 million were added to our balance sheet.

        The following summarizes the relative size of our consolidated joint ventures (including minority interests):

	Year Ended December 26, 2004			Year Ended December 28, 2003			Year Ended December 29, 2002
	Total Assets(2)	Sales(1)	Pre-tax Income	Total Assets(2)	Sales(1)	Pre-tax Income	Total Assets(2)	Sales(1)	Pre-tax Income (loss)
	(In thousands)
Grolsch	$33,407	$100,657	$13,495	$16,857	$79,086	$10,607	$14,349	$69,938	$9,437
RMBC	$43,441	$84,343	$19,507	$42,953	$85,307	$12,281	$54,717	$91,513	$19,440
RMMC	$58,737	$209,594	$5,156	$63,676	$205,080	$223	$67,692	$211,708	$(1,260)

(1)
Substantially all such sales are made to the Company, and as such, are eliminated in consolidation.

(2)
Excludes receivables from the Company.

Trigen

        In 1995, we sold a power plant located at the Golden brewery to Trigen-Nations Colorado LLLP, including nearly all the fixed assets necessary to produce energy for the brewery operations. All output from the power plant is sold to Coors at rates consisting of fixed and variable components. We have no investment in Trigen but, due to the nature of our relationship with Trigen, we believe we may have a variable interest as defined by FIN 46R. We have no legal right or ability to receive or review financial information for the activity that occurs at the power plant. As a result, after exhaustive efforts, we were unable to conclude as to whether the activity which occurs at the power plant is a variable interest entity, and if so, whether we are the primary beneficiary as defined by FIN 46R (see Note 18).

4.     Equity Investments and Other Income, net

        The following summarizes information regarding our other equity investments that we have determined are not required to be consolidated under FIN46R:

Non-Majority-Owned Equity Investments:

	Year Ended
	December 26, 2004		December 28, 2003		December 29, 2002
	Total Assets	Company share of joint venture income (loss)	Total Assets	Company share of joint venture income (loss)	Total Assets	Company share of joint venture income (loss)
	(In thousands)
Molson USA, LLC	$12,393	$(2,935)	$14,982	$(2,683)	11,631	$(4,801)
Tradeteam	$126,008	$(2,405)	$129,386	$4,487	107,873	$4,186

Molson USA, LLC (MUSA)

        In January 2001, we entered into a joint venture partnership agreement with Molson Inc. (Molson), and paid $65.0 million for a 49.9% interest in the joint venture. The joint venture, Molson USA, LLC, was formed to import, market, sell and distribute Molson's brands of beer in the United States. We account for this joint venture by using the equity method of accounting. We recognize our share of the joint venture results in the other income, net, line in our Consolidated Statements of Income, given the immateriality of its results. We believe our maximum exposure to loss over the required ownership period to be $42 million. We have determined that, while Molson USA is a variable interest entity as defined by FIN46R, we are not the primary beneficiary of the entity. As a result of the Merger, we will be consolidating Molson USA, LLC in 2005.

Tradeteam

        Tradeteam was formed in 1995 by CBL (then Bass Brewers Limited) and Exel Logistics. CBL has a 49.9% interest in this joint venture. The joint venture operates a system of satellite warehouses and a transportation fleet for deliveries between CBL breweries and customers. Tradeteam also delivers products for other U.K. brewers. Our share of pre-tax joint venture results has been included in the other income, net, line of our Consolidated Statements of Income beginning in 2003, given the commencement of significant third party trade and immateriality of its results. Prior to 2003, our share of pre-tax joint venture results was included in cost of goods sold. We do not believe there is a significant exposure to loss in our current relationship over our expected ownership period. We have determined that Tradeteam is not a variable interest entity as defined in FIN46R.

Majority-Owned, Non-Consolidated Equity Investment:

	Year Ended
	December 26, 2004		December 28, 2003		December 29, 2002
	Total Assets	Company share of partnership pretax income	Total Assets	Company share of partnership pretax income	Total Assets	Company share of partnership pretax income
	(In thousands)
Coors Canada	$17,902	$60,693	$23,204	$47,528	17,714	$37,002

        Molson Coors Canada Inc. (MCC), formerly Coors Canada, Inc., a wholly owned subsidiary, formed a partnership, Coors Canada, with Molson to market and sell our products in Canada beginning in 1998. MCC and Molson had a 50.1% and 49.9% interest, respectively, in Coors Canada. Under the partnership agreement, Coors Canada was responsible for marketing our products in Canada, and contracted with Molson for brewing, distribution and sales of these brands. In December 2000, the partnership and licensing agreements between Molson and Coors were extended for an indefinite period and included the addition of Molson performance standards for the Coors brand. Coors Canada received an amount from Molson generally equal to net sales revenue generated from our brands less production, distribution, sales and overhead costs related to these sales. Our share of pre-tax income from this partnership is included in Sales in our Condensed Consolidated Statements of Income. Although we believe Coors Canada is a variable interest entity, we have determined that we are not the primary beneficiary of the entity. For the year ended December 26, 2004, Coors Canada meets the definition of a significant subsidiary of Molson Coors, as defined by the United States Securities and Exchange Commission (SEC). As Coors Canada is not consolidated, we are required to provide audited financial statements for Coors Canada supplemental to this Form 10-K. We will file this supplemental information as an amendment to the Form 10-K. As a result of the Merger, Coors Canada was transferred into the business in Canada, and will carry on the Coors Light business in Canada.

        Summarized condensed balance sheet information for Coors Canada is as follows:

	As of
	December 26, 2004	December 28, 2003
	(In thousands)
Current assets	$17,489	$22,840
Non-current assets	$413	$364
Current liabilities	$3,255	$6,171
Non-current liabilities	$—	$—

        Summarized condensed income statement information for Coors Canada is as follows:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
Revenues	$308,332	$139,191	$111,193
Pre-tax income	$121,149	$94,232	$73,856
Equity in pre-tax income	$60,693	$47,528	$37,002

Other Income, net

	Year Ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
Share of non-majority owned equity investment income (loss), net(1)	$(5,340)	$1,804	$(4,801)
Royalty income, net(2)	9,246	2,639	2,446
Foreign currency gains (losses), net	775	1,252	(2,105)
Non-operating asset disposition gains, net(3)	11,601	3,520	5,875
Investment gains	—	—	6,359
Other, net	(3,336)	(818)	273

Total Other Income, net	$12,946	$8,397	$8,047

(1)
Relates to income (loss) from Tradeteam and MUSA.

(2)
In 2004, under a court settlement, we received past due royalty payments of $4.8 million for an operation we no longer own, but for which we were owed royalties. Due to uncertainty regarding collection, we have been recognizing income as payments were received. We will no longer receive royalties from this operation.

(3)
Includes non-operating real estate sales, net of losses, as discussed below.

Sale of Real Estate to Cabela's

        On December 23, 2004, we sold 80 acres of land at our Golden brewery site to Cabela's, upon which they intend to build a retail sporting goods store. A gain of $3.2 million is included in Other income. The contract also calls for Cabela's to reimburse Coors for costs we will incur to reclaim a former gravel pit.

        We expect to recognize an additional $2.1 million gain before reclamation expense of approximately $1.0 million, in future years as we receive reimbursement from Cabela's for the amounts exceeding the pre-existing reclamation liability.

South Table Mountain Land Sale

        On December 12, 2004, we sold real estate on South Table Mountain, adjacent to the Golden brewery, to Jefferson County of Colorado. The property will be preserved as public open space. We received $9.9 million in cash, and recorded an $8.2 million gain that is included in Other Income.

5.     Segment and Geographic Information

        In the first quarter of 2005, in conjunction with the Merger, we re-categorized our operations into four operating segments: the United States, Europe, Canada and Brazil. The information below has been reclassified to present our historical results on the basis of our new operating segments. The United States and Europe segments are managed by separate operating teams, and each consists of the manufacture, marketing, and sale of beer and other beverage products. Prior to the Merger, the Canada segment consisted of our 50.1% interest in the Coors Canada partnership through which the Coors Light business in Canada was conducted. The partnership contracted with Molson for the brewing, distribution and sale of our products. Coors Canada managed all marketing activities for our products in Canada. In connection with the Merger, Coors Canada was dissolved into the Canadian business. There was no activity in the Brazil segment prior to the Merger.

        No single customer accounted for more than 10% of our sales.

        Summarized financial information concerning our reportable segments is shown in the following table:

	For the years ended
Income Statement Information:	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
United States
Net sales	$2,380,193	$2,328,003	$2,330,681
Income before income taxes, after minority interests	189,200	179,147	181,152
Europe
Net sales	1,864,930	1,624,582	1,408,639
Interest income(1)	16,024	17,156	16,390
Income before income taxes, after minority interest	149,483	134,762	129,728
Canada
Net sales(2)	$60,693	$47,528	$36,002
Income before income taxes, after minority interests	61,662	47,641	36,459
Total Operating Segments
Net sales from operating segments	4,305,816	4,000,113	3,776,322
Income before income taxes from operating segments, after minority interests	400,345	361,550	347,339
Corporate unallocated expenses	(110,437)	(107,732)	(90,739)

Total consolidated income before income taxes, after minority interests	$289,908	$253,818	$256,600

(1)
Related primarily to interest on trade loans.

(2)
Represents royalty income form Coors Canada (Note 4).

        Following is a reconciliation of amounts shown as income before income taxes, after minority interests, to income before income taxes and net income shown on the Consolidated Statements of Income for 2004. Minority interests exist in 2004 due to the consolidation of certain variable interest entities as a result of the adoption of FIN46R (Note 3). 2003 and 2002 reconciliations are not necessary, as no minority interests are presented for those fiscal years.

	Year Ended December 26, 2004
	United States	Europe	Canada	Corporate	Total
	(In thousands)
Income before income taxes, after minority interests	$189,200	$149,483	$61,662	$(110,437)	$289,908
Minority interests, before taxes	13,015	6,854	—	(1,595)	18,274

Income (loss) before income taxes	$202,215	$156,337	$61,662	$(112,032)	$308,182
Income tax expense					(95,228)

Income before minority interests					212,954
Minority interests					(16,218)

Net income					$196,736

	As of
	December 26, 2004	December 28, 2003
	(In thousands)
Balance Sheet Information:
United States
Total assets	$1,478,131	$1,548,182
Europe
Total assets	3,170,926	2,886,666
Canada
Total assets	8,467	9,892

Total
Total consolidated assets	$4,657,524	$4,444,740

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
Cash Flow Information:
United States
Depreciation, depletion and amortization(1)	$139,927	$125,118	$127,561
Capital expenditures(2)	105,151	94,408	152,196
Europe
Depreciation and amortization(1)	125,994	111,703	99,571
Capital expenditures(2)	106,379	146,050	94,646
Total
Depreciation, depletion and amortization(1)	265,921	236,821	227,132
Capital expenditures(2)	211,530	240,458	246,842

(1)
Depreciation, depletion and amortization amounts do not reflect amortization of bond discounts, fees, or other debt-related items.

(2)
Capital expenditures include additions to properties and intangible assets, excluding assets acquired in the CBL purchase in 2002.

        The following tables represent sales and long-lived assets by geographic segment:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
Net sales to unaffiliated customers(1):
United States and its territories	$2,384,080	$2,325,873	$2,328,634
United Kingdom	1,783,985	1,575,710	1,357,918
Canada	60,693	47,528	37,002
Brazil	—	—	—
Other foreign countries	77,058	51,002	52,768

Net sales	$4,305,816	$4,000,113	$3,776,322

	As of
	December 26, 2004	December 28, 2003
	(In thousands)
Long-lived assets(2):
United States and its territories	$873,796	$904,599
United Kingdom	571,571	545,968
Other foreign countries	217	218

Total long-lived assets	$1,445,584	$1,450,785

(1)
Net sales attributed to geographic areas is based on the location of the customer.

(2)
Long-lived assets include net properties.

6.     Income Taxes

        The pre-tax income on which the provision for income taxes was computed is as follows:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
Domestic	$154,305	$134,479	$134,207
Foreign	153,877	119,339	122,393

Total	$308,182	$253,818	$256,600

        Income tax expense (benefit) includes the following current and deferred provisions:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
Current:
Federal	$45,631	$7,993	$50,071
State	8,176	274	9,863
Foreign	26,808	16,985	19,924

Total current tax expense	80,615	25,252	79,858

Deferred:
Federal	11,423	39,355	4,132
State	2,502	5,369	1,255
Foreign	(7,710)	8,773	6,292

Total deferred tax expense	6,215	53,497	11,679

Other:
Allocation to paid-in capital	8,398	412	3,410

Total income tax expense	$95,228	$79,161	$94,947

        Our income tax expense varies from the amount expected by applying the statutory federal corporate tax rate to income as follows:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
Expected tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.2	2.1	2.9
Effect of foreign tax rates	(6.5)	(4.8)	(1.7)
Other, net	0.2	1.8	0.8
Audit resolution	—	(2.9)	—

Effective tax rate	30.9%	31.2%	37.0%

        Our deferred taxes are composed of the following:

	As of
Description	December 26, 2004	December 28, 2003
	(In thousands)
Current deferred tax assets:
Deferred compensation and other employee related	$16,518	$15,124
Retirement reserves	3,776	2,172
Balance sheet reserves and accruals	6,253	6,517
Foreign balance sheet reserves and accruals	3,228	3,106

Total current deferred tax assets	29,775	26,919

Current deferred tax liabilities:
Hedging	9,346	14,100
Unremitted earnings	23,053	—

Total current deferred tax liabilities	$32,399	$14,100

Net current tax assets	$3,228	$12,819

Net current tax liabilities	$5,852	$—

Non-current deferred tax assets:
Deferred compensation and other employee related	$55,188	$40,189
Retirement reserves	100,366	119,545
Partnership investments	—	18,116
Environmental accruals	3,650	3,005
Foreign exchange losses	86,976	32,570
Deferred foreign tax credits	196,838	201,647
Valuation allowance	(40,000)	(40,000)

Total non-current deferred tax assets	403,018	375,072

Non-current deferred tax liabilities:
Balance sheet reserves and accruals	—	1,116
Partnership investments	12,577	—
Foreign intangibles	122,791	121,427
Foreign depreciation	67,165	67,164
Foreign other	8,113	6,932
Un-remitted earnings	32,124	45,589
Depreciation and capitalized interest	141,871	123,563

Total non-current deferred tax liabilities	384,641	365,791

Net non-current deferred tax asset (Domestic)	$168,304	$204,804

Net non-current deferred tax liability (Foreign)	$149,927	$195,523

        During 2002, in connection with the purchase of CBL, we recorded a deferred tax liability on the books of CBL and a corresponding deferred tax asset on the books of the acquiring company for the difference between the purchase price and historical basis of the CBL assets. Concurrently, we recorded a $40.0 million valuation allowance to reduce our deferred tax asset to the amount that is more likely than not to be realized. In 2004, we evaluated the valuation allowance and determined no adjustment was required.

        We do not provide deferred taxes on certain outside basis differences in our acquired foreign subsidiary's stock, Coors Brewers Limited (CBL). This outside basis difference is permanent in duration under SFAS 109 because we do not intend to take any action that would result in recognizing the gain inherent in certain book-over-tax basis differences.

        We have not presumed any earnings from foreign subsidiaries to be permanently reinvested under APB No. 23 and, therefore, we have provided deferred taxes on those amounts. Beginning in 2005 we anticipate repatriating a portion of our foreign earnings.

        Our effective tax rate for the fourth quarter of 2004 was 29.9%, down from 33.1% a year ago. Our year-to-date effective tax rate was 30.9% down from 31.2% for the prior year due primarily to lower income tax on our U.K. business. These lower taxes result largely from the fact that the incremental U.S. tax recorded on the U.K. income is recorded on the business's earnings and profits. Earnings and Profits is computed in accordance with U.S. tax standards resulting in lower earnings being subjected to U.S. tax due in large part to the amortization of indefinite lived intangible assets and goodwill, which are not deductions for U.S. GAAP.

        Our effective tax rate can be volatile due in large part to the difficulty in projecting the earnings and profits amount, which is impacted by many different factors.

        We have not yet completed our evaluation of the repatriation provisions of the American Jobs Creation Act of 2004. As such, we are not yet in a position to decide on whether, and to what extent, we might repatriate foreign earnings that have not yet been remitted to the U.S. Based on our analysis to date it is possible we may repatriate some amount between $50 million and $60 million of U.K. earnings, which will result in an estimated decrease to our accrued liability for U.S. tax on unremitted earnings of between $7.0 million and $8.4 million respectively. We expect to complete our evaluation of these repatriation provisions in the third quarter of 2005.

        The FASB is currently considering changes to accounting for uncertain tax positions. Because the nature and extent of the changes are not fully known we are not able to predict the impact on our tax contingency reserve. We are evaluating our longer-term tax rate in light of the Molson Merger and expect to complete our analysis of the impact of the Merger during 2005.

        Our 2003 effective tax rate was impacted by the favorable completion of federal tax audits for the years 1996 through 2000. Based on our current analysis, we believe our remaining income tax contingency reserves are adequate to address other worldwide income tax issues.

7.     Special Items, net

Cape Hill Brewery Sale

        We sold our Cape Hill brewery property in May 2004 for £26 million (approximately $50 million at current exchange rates), with £6 million payable to us in 2004 and £20 million due in 2005, resulting in a one-time pretax gain of approximately £4 million ($7.5 million, which has been included in Special items on the accompanying Consolidated Statement of Income). We recorded an insignificant portion of the ultimate gain in the second quarter of 2004 under the installment method. We recorded the remaining gain on sale in the fourth quarter of 2004 after the remaining 2004 payment was received. The note receivable is included in other current receivables.

        In 2002, we recorded charges related to the closing of our Cape Hill brewery, which were included as part of our purchase accounting upon the acquisition of CBL. Closure of the Cape Hill brewery commenced in July 2002 with the shut down of the kegging line. All production ceased in December 2002, at which time the assets, which were included in properties, were reclassified as held-for-sale. No impairment was taken on the assets, as their market value exceeded their carrying value. The payment of severance and other termination benefits started in July 2002 and was completed in December 2004. We reduced goodwill for unpaid restructuring liabilities upon full gain recognition in December 2004. The closure of the Cape Hill brewery was possible as a result of the cessation of the production contract for Interbrew U.K. Ltd., which was in existence upon acquisition of CBL. The annual savings from the Cape Hill closure, net of the loss of income from the Interbrew U.K. Ltd production contract, approximates £11 million (approximately $20 million), reflected primarily in cost of goods sold and generally in line with expectations.

2002 Special Items

        During 2002, we incurred net pretax special charges of $6.3 million. We recorded special charges of $2.7 million related to acquisition costs for CBL, including accounting, appraisal and legal fees. Offsetting these charges was a credit of $2.8 million related to cash payments received on a debt due to us from our former partner in a brewing business in South Korea. We also incurred net restructuring charges of $6.4 million primarily related to restructuring initiatives in our U.S. operations and Golden Brewery business in an effort to consolidate and lower our future overhead costs. The restructuring charges consisted primarily of employee severance costs, which were paid during 2003. We estimate annual savings from the U.S./Golden restructuring programs approximate $10 million, reflected primarily in cost of goods sold.

8.     Container Outsourcing Arrangement

        CBL outsourced the ownership, procurement and tracking of its approximately 1.2 million kegs and casks with TrenStar, Inc. in the second quarter of 2004. TrenStar acquired CBL's keg and cask inventory and will provide ongoing container management services for CBL in the United Kingdom, including installation of radio frequency identification tags on each container and the use of container tracking technology under a 15-year service agreement. We received a cash payment of approximately £28 million ($50 million at second quarter exchange rates) for our U.K. keg and cask inventory. An insignificant loss was recognized on the sale.

9.     Stock Activity and Earnings Per Share

        Coincident with the Merger, our capital stock terms were changed. A description of our new capital structure is provided in Note 20, Subsequent Events.

Capital Stock

        Prior to the Merger, at a special meeting of our shareholders in October 2003, Class A and Class B shareholders voted to approve a proposal that resulted in a change of our place of incorporation from Colorado to Delaware. The change was beneficial to us, due to Delaware's comprehensive, widely used and extensively interpreted corporate law. The re-incorporation did not result in any change in our name, headquarters, business, jobs, management, location of offices or facilities, number of employees, taxes payable to the State of Colorado, assets, liabilities, or net worth. However, the par value of all our classes of stock changed to $0.01 per share, effective in the fourth quarter of 2003, resulting in a reclassification of amounts from par value to paid-in capital.

        From October 2003 to the effective date of the Merger, both classes of common stock had the same rights and privileges, except for voting, which (with certain limited exceptions) was the sole right of the holder of Class A common stock.

        At December 26, 2004, December 28, 2003, and December 29, 2002, 25 million shares of no par value preferred stock were authorized but unissued.

        Pursuant to our former by-laws, restricted Class B shares we required to first be offered to us for repurchase. The board of directors authorized the repurchase of up to $40 million per year of our outstanding Class B common stock on the open market during 2002; however, no repurchases of either restricted shares or from the open market were authorized for 2003 and 2004.

        Basic and diluted net income per common share was arrived at using the calculations outlined below:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands, except per share data)
Net income available to common shareholders	$196,736	$174,657	$161,653

Weighted average shares for basic EPS	37,159	36,338	36,140
Effect of dilutive securities:
Stock options	629	227	397
Contingently issuable shares	101	—	—
Unvested restricted shares	20	31	29

Weighted average shares for diluted EPS	37,909	36,596	36,566

Basic EPS	$5.29	$4.81	$4.47

Diluted EPS	$5.19	$4.77	$4.42

Anti-dilutive securities	1,215	3,573	1,384

        The dilutive effects of stock options were determined by applying the treasury stock method, assuming we were to purchase common shares with the proceeds from stock option exercises. Anti-dilutive securities were not included in our calculation because the stock options' exercise prices were greater than the average market price of the common shares during the periods presented.

10.   Properties

        The cost of properties and related accumulated depreciation, depletion and amortization consists of the following:

	As of
	December 26, 2004	December 28, 2003
	(In thousands)
Land and improvements	$142,328	$173,116
Buildings and improvements	729,715	741,384
Machinery and equipment	2,785,985	2,935,388
Natural resource properties	3,607	2,991
Software	213,819	252,360
Construction in progress	53,740	40,670

	3,929,194	4,145,909
Less accumulated depreciation, depletion and amortization	(2,483,610)	(2,695,124)

Net properties	$1,445,584	$1,450,785

        Land, buildings and machinery and equipment are stated at cost. Depreciation is calculated principally on the straight-line method over the following estimated useful lives: buildings and improvements, 10 to 40 years; and machinery and equipment, 3 to 20 years. Certain equipment held under capital lease is classified as equipment and amortized using the straight-line method over the lease term. Lease amortization is included in depreciation expense. Expenditures for new facilities and improvements that substantially extend the capacity or useful life of an asset are capitalized. Start-up costs associated with manufacturing facilities, but not related to construction, are expensed as incurred. Ordinary repairs and maintenance are expensed as incurred.

        We capitalize certain software development costs that meet established criteria, in accordance with Statement of Position, "Accounting for the Costs of Computer Systems Developed or Obtained for Internal Use," (SOP 98-1). We amortize software costs over 3-5 years. During 2004 and 2003, we placed into service approximately $44.0 million of software assets related to our supply chain processes and systems implementation. Software development costs not meeting the criteria in SOP 98-1, including system reengineering, are expensed as incurred.

11.   Goodwill and Intangible Assets

        The following tables present details of our intangible assets, other than goodwill, as of December 26, 2004:

	Useful Life	Gross	Accumulated Amortization	Net
	(Years)		(in millions)
Intangible assets subject to amortization:
Brands	3-20	$130.1	$(48.5)	$81.6
Distribution rights	2-10	38.4	(14.4)	24.0
Patents and technology and distribution channels	3-10	31.7	(11.6)	20.1
Other	5-34	16.3	(9.1)	7.2
Intangible assets not subject to amortization:
Brands	Indefinite	385.5	—	385.5
Pension	N/A	34.7	—	34.7
Other	Indefinite	27.9	—	27.9

Total		$664.6	$(83.6)	$581.0

        The following tables present details of our intangible assets, other than goodwill, as of December 28, 2003:

	Useful Life	Gross	Accumulated Amortization	Net
	(Years)		(in millions)
Intangible assets subject to amortization:
Brands	3-20	$93.9	$(21.4)	$72.5
Distribution rights	2-10	35.4	(10.0)	25.4
Patents and technology and distribution channels	3-10	28.2	(7.0)	21.2
Other	5-34	16.7	(7.1)	9.6
Intangible assets not subject to amortization:
Brands	Indefinite	355.0	—	355.0
Pension	N/A	40.7	—	40.7
Other	Indefinite	27.7	—	27.7

Total		$597.6	$(45.5)	$552.1

        Based on December 2004 average foreign exchange rates, the estimated future amortization expense of intangible assets is as follows:

Fiscal Year	Amount
(In millions)
2005	$17.7
2006	$17.3
2007	$13.0
2008	$12.6
2009	$12.6

        Amortization expense of intangible assets was $25.1 million, $22.2 million and $20.9 million for the years ended December 26, 2004, December 28, 2003, and December 29, 2002, respectively.

        Upon the acquisition of CBL on February 2, 2002, we recorded $637 million of goodwill. The total goodwill was determined using the residual method under SFAS No. 141 and 142. This goodwill was allocated between our Europe and United States segments based on which segment would benefit from certain synergies created by the acquisition. A portion of the acquired goodwill was attributable to operating and financial synergies resulting from the combination. The financial synergy goodwill was calculated by comparing the risk premiums expected by investors associated with the CBC business with and without the CBL acquisition. This synergy was then associated with the segments based on an analysis of the Europe segment with and without the weighted average cost of capital differential as well as the two segments' relative earnings contributions. Operating synergies were allocated to reporting units based on where the savings were expected to occur. Application of this methodology resulted in the following allocations:

	As of February 2, 2002
	Europe	United States	Total
	(In millions)
Goodwill	$445	$0	$445
Financial synergies	47	75	122
Operational synergies	30	40	70

Total Goodwill	$522	$115	$637

        Goodwill was allocated between our reportable segments as follows:

Segment	Balance At December 26, 2004	Balance At December 28, 2003
	(In millions)
United States	$160.5	$148.0
Europe	730.3	648.4

Total	$890.8	$796.4

        Changes in our goodwill from December 28, 2003 to December 26, 2004 and from the acquisition date were the result of foreign currency exchange rate fluctuations.

        SFAS 142 stipulates that we are required to perform goodwill and other intangible asset impairment tests on at least an annual basis and more frequently in certain circumstances. We completed the required impairment testing of goodwill and other intangible assets under SFAS 142 during the third quarter of 2004 and determined that no goodwill or other intangible asset was impaired.

        In addition, goodwill related to our joint venture investment with Molson, totaling approximately $61 million, was evaluated during 2004 under Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," (APB No. 18), and found not to be impaired. As a result of the Merger, we will consolidate our Molson investment and reclassify our related investments in joint ventures in goodwill.

12. Debt

	As of
	December 26, 2004	December 28, 2003
	(In thousands)
Short-term borrowings(1)	$12,500	$21,309

Senior private placement notes(2)	$—	$20,000
6 3/8% Senior notes due 2012(3)	856,971	854,043
Senior Credit Facility(4)	—	86,000
Commercial paper(5)	—	249,645
Other notes payable(6)	62,735	20,006

Total long-term debt (including current portion)	$919,706	$1,229,694
Less: current portion of long-term debt	(26,028)	(69,856)

Total long-term debt	$893,678	$1,159,838

(1)
Our short-term borrowings consist of various uncommitted lines of credit. At December 26, 2004, we had two USD uncommitted lines of credit totaling $50 million. We had $12.5 million and $7.0 million outstanding under these lines of credit as of December 26, 2004 and December 28, 2003, respectively. Amounts outstanding under the lines of credit bear interest at a rate stated by the lenders. The interest rate at December 26, 2004 and December 28, 2003, was 2.95% and 1.80%, respectively. We also had three uncommitted lines of credit totaling £30.0 million, or approximately $57.7 million based on foreign exchange rates at December 26, 2004. These lines of credit bear interest at a floating rate determined by the lenders. At December 26, 2004, there was no balance outstanding and at December 28, 2003, the balance outstanding totaled $11.9 million. The interest rate at December 28, 2003, was 4.30%. In addition, we have two uncommitted lines of credit totaling 1.1 billion Japanese yen, or approximately $10.6 million, at December 26, 2004. Interest rates are below 1% and amounts outstanding totaled $2.4 million at December 28, 2003. There was no balance outstanding at December 26, 2004.

(2)
At December 28, 2003, we had $20.0 million in unsecured senior notes that were due July 2005. We repaid the notes, in full in 2004.

(3)
On May 7, 2002, CBC completed a private placement of $850 million principal amount of 6 3/8% senior notes, due 2012, with interest payable semi-annually. The notes were priced at 99.596% of par for a yield to maturity of 6.43%, are unsecured, are not subject to any sinking fund provision and include a redemption provision (make-whole provision) if the notes are retired before their scheduled maturity. The redemption price is equal to the greater of (1) 100% of the principal amount of the notes plus accrued and unpaid interest and (2) the make whole amount of the notes being redeemed, which is equal to the present value of the principal amount of the notes and interest to be redeemed. The notes were issued with registration rights and are guaranteed by Molson Coors Brewing Company and certain domestic subsidiaries. Net proceeds from the sale of the notes, after deducting estimated expenses and underwriting fees, were approximately $841 million. The net proceeds were used to (1) repay the $750 million of loans outstanding under our senior unsecured bridge facility, which we entered into in connection with our acquisition of CBL and (2) to repay approximately $91 million of outstanding term borrowings under our senior unsecured credit facilities. We have also entered into hedges related to these borrowings, which are further described in Footnote 17, Derivative Instruments.

  Simultaneous with the private placement, we entered into a registration rights agreement pursuant to which we exchanged the unregistered notes for substantially identical notes registered with the SEC. The exchange of all the notes was completed on September 16, 2002.

  Under the terms of the notes, we must comply with certain restrictions. These restrictions include restrictions on debt secured by certain types of mortgages, secured certain threshold percentages of consolidated net tangible assets, and restrictions on certain types of sale-leaseback transactions. As of December 26, 2004, we were in compliance with all of these restrictions.

(4)
At December 28, 2003, we had $86.0 million outstanding on an unsecured senior credit facility consisting of a U.S. dollar-denominated amortizing term loan. We paid the outstanding balance off in full during the first quarter of 2004. In connection with the repayments on our term loan, we accelerated the amortization of fees associated with the loan, resulting in a $0.4 million charge to interest expense during the first quarter of 2004.

(5)
In June 2003, we issued approximately $300 million in commercial paper. At December 26, 2004, and December 28, 2003, we had $0 million and $250 million outstanding, respectively. As of December 28, 2003, the interest rates on our commercial paper borrowings ranged 1.24% to 1.27%, with a weighted average of 1.255%. As of December 26, 2004, none of our total $500 million unsecured committed credit arrangement was being used as a backstop for our commercial paper program. This line of credit has a five-year term expiring 2007.

(6)
Our other notes payable consist of a CBL note payable totaling approximately $21 million and denominated in Euros that existed at the time of the CBL acquisition; and a note payable totaling approximately $41 million issued by our RMMC joint venture (See Note 2 and 3). The CBL note bears interest at 5.39% and matures in October 2005. The RMMC notes bear interest at 7.20% and mature in December 2013. CBC guarantees the RMMC notes.

  The aggregate principal debt maturities of long-term debt and short-term borrowings for the next five fiscal years are as follows:

Amount
(In thousands)
2005	$38,528
2006	4,202
2007	4,202
2008	4,202
2009	4,202
Thereafter	876,870

Total	$932,206

Interest

        Interest incurred, capitalized and expensed were as follows:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
Interest incurred	$74,341	$84,187	$75,071
Interest capitalized	(1,900)	(2,992)	(4,152)

Interest expensed	$72,441	$81,195	$70,919

13. Stock Option, Restricted Stock Award and Employee Award Plans

        At December 26, 2004, we had three stock-based compensation plans, which are described in greater detail below. We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our plans. Accordingly, as the exercise prices upon grant are equal to quoted market values, no compensation cost has been recognized for the stock option portion of the plans.

Equity Compensation Plan for Non-Employee Directors

        The Equity Compensation Plan for Non-Employee Directors (EC Plan) provides for awards of the Company's Class B shares of restricted stock or options for Class B shares. Awards vest after completion of the director's annual term. The compensation cost associated with the EC Plan is amortized over the director's term. Compensation cost associated with this plan was immaterial in 2004, 2003, and 2002. Common stock authorized for the EC Plan as of December 26, 2004, was 60,000 shares.

The 1990 Plan

        The 1990 Equity Incentive Plan (1990 EI Plan) generally provides for two types of grants: stock options and restricted stock awards for our employees. The stock options have a term of 10 years and one-third of the stock option grant vests in each of the three successive years after the date of grant. Total authorized shares of Class B common stock for issuance under the 1990 EI Plan were 15.0 million shares at December 26, 2004.

        A summary of the status of the option portion of our 1990 EI Plan and EC Plan, combined, is presented below:

				Options exercisable at year-end
	Options available for grant	Outstanding options	Weighted-average exercise price	Shares	Weighted-average exercise price
As of December 30, 2001	3,512,194	3,821,280	$55.41	1,374,961	$43.68
Granted	(1,869,700)	1,869,700	56.54
Exercised	—	(358,522)	40.17
Forfeited	273,868	(273,868)	60.82

As of December 29, 2002	1,916,362	5,058,590	56.62	2,084,056	52.82
Authorized	2,250,000	—	—
Granted	(1,884,150)	1,884,150	49.37
Exercised	—	(69,904)	35.67
Forfeited	314,590	(314,590)	56.66

As of December 28, 2003	2,596,802	6,558,246	54.75	3,297,810	55.46
Authorized	2,000,000	—	—
Granted	(1,924,422)	1,924,422	65.37
Exercised	—	(1,194,014)	54.38
Forfeited	289,294	(289,294)	56.40

As of December 26, 2004	2,961,674	6,999,360	$57.59	3,570,097	$56.28

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
Risk-free interest rate	3.08%	2.89%	4.38%
Dividend yield	1.23%	1.68%	1.23%
Volatility	22.94%	33.95%	27.99%
Expected term (years)	3.5	5.4	5.4
Weighted average fair market value	$12.38	$14.87	$16.97

        As a result of shifts in exercise patterns, we adjusted the expected term for stock options issued in 2004 to 7.0 years for options granted to Section 16b officers and to 3.5 years for other option grantees, from 5.4 years for all option holders in 2003 and 2002. We amortize pro forma expense on a straight-line basis over the option-vesting period of three years.

        The following table summarizes information about stock options outstanding at December 26, 2004:

	Options outstanding			Options exercisable
Range of exercise prices	Shares	Weighted-average remaining contractual life (years)	Weighted-average exercise price	Shares	Weighted-average exercise price
$18.75-$39.14	293,638	2.5	$29.11	293,638	$29.11
$44.91-$49.95	1,685,558	7.6	48.85	654,610	48.62
$50.26-$59.75	2,061,336	6.3	55.67	1,510,149	55.62
$60.48-$75.81	2,958,828	8.0	66.73	1,111,700	68.87

	6,999,360	7.2	$57.59	3,570,097	$56.28

        As a result of shifts in exercise patterns, we adjusted the expected term for stock options issued in 2004 to 7.0 years for options granted to Section 16b officers and to 3.5 years for other option grantees, from 5.4 years for all option holders in 2003 and 2002. We amortize pro forma expense on a straight-line basis over the option-vesting period of three years.

        We issued 3,000 and 13,000 shares of restricted stock in 2003 and 2002, respectively, under the 1990 EI Plan. We issued no restricted stock in 2004. All restrictions on these shares lapse effective with the Merger on February 9, 2005. As a result, any remaining compensation cost associated with these awards will be recognized during the first quarter of 2005. Compensation cost associated with these awards was insignificant in 2004, 2003, and 2002.

        In May 2002, the Company approved a stock award to be issued contingent upon certain debt reduction milestones as of December 31, 2004. The number of shares to be issued under this incentive plan was 100,870. As the debt reduction goals were met under this award, the shares were issued on December 31, 2004. Compensation expense totaling $7.6 million was recognized ratably from May through December 2004, as it was probable that the shares would be earned and issued on December 31, 2004.

14. Other Comprehensive Income (Loss)

	Foreign currency translation adjustments	Unrealized gain (loss) on available-for-sale securities and derivative instruments	Minimum pension liability adjustment	Accumulated other comprehensive income (loss)
	(In thousands)
Balances, December 30, 2001	$(357)	$(3,747)	$(8,487)	$(12,591)
Foreign currency translation adjustments	71,035			71,035
Unrealized gain on available-for-sale securities and derivative instruments		25,136		25,136
Minimum pension liability adjustment			(345,343)	(345,343)
Reclassification adjustment—available-for-sale securities and derivative instruments		8,172		8,172
Tax (expense) benefit	(151)	(12,957)	133,251	120,143

Balances, December 29, 2002	70,527	16,604	(220,579)	(133,448)
Foreign currency translation adjustments	95,180			95,180
Unrealized gain on derivative instruments		282		282
Minimum pension liability adjustment			(11,258)	(11,258)
Reclassification adjustment on derivative instruments		7,112		7,112
Effect of foreign currency fluctuation on foreign- denominated pension			(9,239)	(9,239)
Tax (expense) benefit	52,623	(2,877)	5,466	55,212

Balances, December 28, 2003	218,330	21,121	(235,610)	3,841
Foreign currency translation adjustments	91,686			91,686
Unrealized (loss) on derivative instruments		(355)		(355)
Minimum pension liability adjustment			(42,346)	(42,346)
Purchase price adjustment (Note 15)			38,227	38,227
Reclassification adjustment on derivative instruments		(7,669)		(7,669)
Effect of foreign currency fluctuation on foreign-denominated pension			(9,591)	(9,591)
Tax (expense) benefit, net of purchase price adjustments to deferred tax asset	31,325	3,121	(10,338)	24,108

Balances, December 26, 2004	$341,341	$16,218	$(259,658)	$97,901

15. Employee Retirement Plans

Defined Benefit Plans

        The Company has U.S. and U.K. pension plans that cover substantially all its employees. Benefits for all employees are generally based on salary and years of service. Plan funding strategies are influenced by employee benefits laws and tax laws. The Company's U.K. plan includes provision for employee contributions and inflation-based benefit increases for retirees. Total defined benefit pension plan expense was $43.7 million, $38.7 million and $18.6 million in 2004, 2003 and 2002, respectively. The increase in pension expense from 2003 to 2004 was due to a decline in discount rates and actuarial losses due to higher than expected early retirements. The increase in pension expense from 2002 to 2003 is primarily due to the decline in the market value of plan investments that occurred from 2000 through 2002. Although pension investment returns were significant in 2003, the impact of the three previous years' returns and a continued decline in interest rates reduced the funded positions of the plans to a level that resulted in the amortization of previously unrecognized actuarial losses. In addition, service cost for the U.K. plan in U.S. dollars increased due to the appreciation of the GBP against the dollar. The aggregate funded position of the Company's plans resulted in the recognition of an additional minimum liability in 2004, 2003 and 2002.

        Both U.S. and U.K. plan assets consist of equity securities with smaller holdings of bonds and real estate. Equity assets are well diversified between international and domestic investments, with additional diversification in the domestic category through allocations to large-cap, small-cap, and growth and value investments. Relative allocations reflect the demographics of the respective plan participants. The following compares target asset allocation percentages as of February 25, 2005 with actual asset allocations at December 26, 2004:

	U.S. Plan Assets		U.K. Plan Assets
	Target Allocations	Actual Allocations	Target Allocations	Actual Allocations
Equities	80.0%	80.8%	65.0%	66.0%
Fixed Income	11.0%	13.8%	28.0%	26.9%
Real Estate	9.0%	5.3%	7.0%	6.2%
Other	—	0.1%	—	0.9%

        Investment return assumptions for both plans have been determined by applying the returns to assets on a weighted average basis and adding an active management premium where appropriate.

        Although we don't expect any required contributions to our plans, it is expected that contributions to the U.S. plans during 2005 will be approximately $41.1 million (including supplemental executive plans), and contributions to the U.K. plan during 2005 will be approximately £19.3 million ($37.1 million) (U.K. plan contributions translated to USD at December 26, 2004 rates).

        The following represents our net periodic pension cost:

	For the fiscal years ended
	December 26, 2004			December 28, 2003			December 29, 2002
	U.S. Plans	U.K. Plan	Total	U.S. Plans	U.K. Plan	Total	U.S. Plans	U.K. Plan	Total
	(In thousands)
Components of net periodic pension cost:
Service cost—benefits earned during the year	$20,492	$33,857	$54,349	$18,412	$28,963	$47,375	$17,294	$18,567	$35,861
Interest cost on projected benefit obligation	51,849	100,564	152,413	48,842	83,439	132,281	46,996	69,744	116,740
Expected return on plan assets	(52,948)	(121,743)	(174,691)	(48,483)	(99,630)	(148,113)	(52,407)	(85,023)	(137,430)
Amortization of prior service cost	5,858	—	5,858	5,880	—	5,880	6,074	—	6,074
Amortization of net transition/obligation	240	—	240	240	—	240	240	—	240
Recognized net actuarial loss	13,948	916	14,864	9,116	—	9,116	1,007	—	1,007
Less expected participant and national insurance contributions	—	(9,307)	(9,307)	—	(8,063)	(8,063)	—	(3,929)	(3,929)

Net periodic pension cost (income)	$39,439	$4,287	$43,726	$34,007	$4,709	$38,716	$19,204	$(641)	$18,563

        The changes in the projected benefit obligation and plan assets and the funded status of the pension plans are as follows:

	As of December 26, 2004			As of December 28, 2003
	U.S. Plans	U.K. Plan	Total	U.S. Plans	U.K. Plan	Total
	(In thousands)
Actuarial present value of accumulated benefit obligation	$873,237	$1,867,084	$2,740,321	$773,164	$1,639,328	$2,412,492

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$850,450	$1,774,463	$2,624,913	$732,436	$1,466,606	$2,199,042
Service cost, net of expected employee contributions	20,492	24,550	45,042	18,412	20,900	39,312
Interest cost	51,849	100,564	152,413	48,842	83,439	132,281
Amendments	—	—	—	4,678	—	4,678
Actual employee contributions	—	5,918	5,918	—	5,233	5,233
Actuarial loss	49,176	38,895	88,071	83,414	116,113	199,527
Benefits paid	(42,680)	(76,032)	(118,712)	(37,332)	(82,588)	(119,920)
Foreign currency exchange rate change	—	157,376	157,376	—	164,760	164,760

Projected benefit obligation at end of year	$929,287	$2,025,734	$2,955,021	$850,450	$1,774,463	$2,624,913

Change in plan assets:
Fair value of assets at beginning of year	$561,400	$1,440,258	$2,001,658	$435,200	$1,182,235	$1,617,435
Actual return on plan assets	68,044	157,780	225,824	126,480	187,907	314,387
Employer contributions	64,059	30,816	94,875	37,052	13,901	50,953
Actual employee contributions	—	5,918	5,918	—	5,233	5,233
Benefits and plan expenses paid	(42,680)	(83,855)	(126,535)	(37,332)	(82,588)	(119,920)
Foreign currency exchange rate change	—	129,453	129,453	—	133,570	133,570

Fair value of plan assets at end of year	$650,823	$1,680,370	$2,331,193	$561,400	$1,440,258	$2,001,658

Reconciliation of funded status:
Funded status—shortfall	$(278,464)	$(345,364)	$(623,828)	$(289,050)	$(334,205)	$(623,255)
Unrecognized net actuarial loss	297,784	318,589	616,373	277,651	320,374	598,025
Unrecognized prior service cost	34,707	—	34,707	40,565	—	40,565
Unrecognized net transition amount	—	—	—	240	—	240

Net amount recognized	$54,027	$(26,775)	$27,252	$29,406	$(13,831)	$15,575

Amounts reflected in the Consolidated Balance Sheet consist of:
Non-current accrued benefit liability cost	$(222,414)	$(186,714)	$(409,128)	$(211,764)	$(199,070)	$(410,834)
Non-current intangible asset	34,707	—	34,707	40,805	—	40,805
Accumulated other comprehensive loss	241,734	159,939	401,673	200,365	185,239	385,604

Net amount reflected	$54,027	$(26,775)	$27,252	$29,406	$(13,831)	$15,575

        Pension expense is actuarially calculated annually based on data available at the beginning of each year. Assumptions used in the calculation include the settlement discount rate selected and disclosed at the end of the previous year as well as other assumptions detailed in the table below.

	For the years ended
	U.S. Plan		U.K. Plan
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
Weighted average assumptions:
Settlement discount rate(1)	5.875%	6.250%	5.500%	5.625%
Rate of compensation increase	3.000%	3.250%	4.000%	4.000%
Expected return on plan assets	9.000%	9.000%	7.800%	7.800%
Price inflation rate	—	—	2.500%	2.500%

(1)
Rate selected at year-end for the following year's pension expense and related balance sheet amounts at current year-end.

Expected Cash Flows

        Information about expected cash flows for the consolidated retirement plans follows:

Expected Benefit Payments	Amount
(In thousands)
2005	$139,586
2006	$146,000
2007	$147,026
2008	$150,740
2009	$154,388
2010-2014	$860,441

Purchase Price Adjustments

        In July 2004, we received £14 million (approximately $26 million at then-current exchange rates) from Interbrew, related to mistakes in pension participant data when CBL was purchased in 2002. The corrected data increased our pension liability at the time of the acquisition (approximately £21 million or $38 million at then-current exchange rates). Goodwill associated with the purchase price of CBL was adjusted for the change in the pension liability and for the cash collected from Interbrew during the third quarter. The net effect of adjusting goodwill for the pension liability and the cash received was insignificant. The effect on equity was to increase other comprehensive income by $26.8 million, net of tax, due to a decrease in the minimum pension liability adjustment. The effect of the adjustment to pension expense will be to increase the interest component of annual service cost by approximately £1 million or $2 million.

Defined Contribution Plan

        U.S. employees are eligible to participate in the Coors Savings and Investment Plan, a qualified voluntary defined contribution plan. We match 50% of the employees' contributions up to 6% of employee compensation. Both employee and employer contributions are made in cash in accordance with participant investment elections. There are no minimum amounts that are required to be invested in CBC stock. Our contributions in 2004, 2003 and 2002 were $7.2 million, $6.9 million and $6.4 million, respectively.

Multiemployer Plan

        Certain of our employees in Memphis participate in a union multi-employer union retirement plan, into which we make contributions on behalf of our Memphis employees. Contributions totaled $1.9 million, $2.4 million and $3.0 million in 2004, 2003, and 2002, respectively. We recently announced our intention to close the Memphis facility (Note 20). We are currently evaluating our obligations under the multi-employer plan as a result of this action.

16.   Postretirement Benefits

        CBC has postretirement plans that provide medical benefits and life insurance for retirees and eligible dependents. The plans are not funded.

        The obligation under these plans was determined by the application of the terms of medical and life insurance plans, together with relevant actuarial assumptions and health care cost trend rates ranging ratably from 11.00% in 2004 to 5.00% in 2009. The discount rate used in determining the projected postretirement benefit obligation was 5.50% and 6.00% at December 26, 2004 and December 28, 2003, respectively.

        The changes in the benefit obligation of the postretirement benefit plans are as follows:

	For the years ended
	December 26, 2004	December 28, 2003	December 29, 2002
	(In thousands)
Components of net periodic postretirement benefit cost:
Service cost—benefits earned during the year	$1,999	$1,603	$1,295
Interest cost on projected benefit obligation	6,266	6,757	6,266
Amortization of prior service cost (benefit)	(20)	(20)	(19)
Amortization of net actuarial loss	768	364	—

Net periodic postretirement benefit cost	$9,013	$8,704	$7,542

	As of
	December 26, 2004	December 28, 2003
	(In thousands)
Change in projected postretirement benefit obligation:
Projected postretirement benefit obligation at beginning of year	$107,470	$105,749
Service cost	1,999	1,603
Interest cost	6,266	6,757
Actuarial loss	16,412	2,264
Plan amendment(1)	(6,473)	—
Benefits paid, net of participant contributions	(11,850)	(8,903)

Projected postretirement benefit obligation at end of year	$113,824	$107,470

Funded status—shortfall	$(113,824)	$(107,470)
Unrecognized net actuarial loss	35,684	20,039
Unrecognized prior service cost	(6,133)	320

Accrued postretirement benefits	(84,273)	(87,111)
Less current portion	10,146	9,305

Long-term postretirement benefits	$(74,127)	$(77,806)

(1)
We changed certain insurance providers during 2004, which resulted in a reduction in our benefit obligation.

Expected Cash Flows

        Information about expected cash flows for the consolidated post-retirement plans follows:

Expected Benefit Payments	Amount
(In thousands)
2005	$10,146
2006	$10,764
2007	$11,305
2008	$11,539
2009	$11,687
2010 - 2014	$51,999

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-percentage- point increase (Unfavorable)	One-percentage- point decrease (Favorable)
	(In thousands)
Effect on total of service and interest cost components	$318	$(429)
Effect on postretirement benefit obligation	$3,668	$(4,818)

17.   Derivative Instruments

        In the normal course of business, we are exposed to fluctuations in interest rates, the value of foreign currencies and production and packaging materials prices. We have established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments. By policy, we do not enter into such contracts for trading purposes or for the purpose of speculation.

        Our objective in managing our exposure to fluctuations in interest rates, foreign currency exchange rates and production and packaging materials prices is to decrease the volatility of our earnings and cash flows affected by changes in the underlying rates and prices. To achieve this objective, we enter into foreign currency forward contracts, commodity swaps, interest rate swaps and cross currency swaps, the values of which change in the opposite direction of the anticipated cash flows. We do not hedge the value of net investments in foreign-currency-denominated operations or translated earnings of foreign subsidiaries. Our primary foreign currency exposures are the British Pound Sterling (GBP), the Canadian dollar (CAD) and the Japanese yen (YEN).

        Derivatives are either exchange-traded instruments or over-the-counter agreements entered into with highly rated financial institutions. No losses on over-the-counter agreements due to counterparty credit issues are anticipated. All over-the-counter agreements are entered into with counterparties rated no lower than A (S&P) or A2 (Moody's). In some instances our counterparties and we have reciprocal collateralization agreements regarding fair value positions in excess of certain thresholds. These agreements call for the posting of collateral in the form of cash, treasury securities or letters of credit if a fair value loss position to our counterparties or us exceeds a certain amount. At December 26, 2004, no collateral was posted by our counterparties or us.

        All derivatives are recognized on the balance sheet at their fair value. Unrealized gain positions are recorded as other current assets or other non-current assets. Unrealized loss positions are recorded as other liabilities or other long-term liabilities. Changes in unrealized gains and losses are classified in the income statement consistent with the classification of the corresponding income or expense line item being hedged.

        The majority of all derivatives entered into by the Company qualify for, and are designated as, foreign-currency cash flow hedges, commodity cash flow hedges or fair value hedges, including those derivatives hedging foreign currency denominated firm commitments as per the definitions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, incorporating FASB Statements No. 137, 128 and 149" (SFAS No. 133).

        The Company considers whether any provisions in non-derivative contracts represent "embedded" derivative instruments as described in SFAS No. 133. As of December 26, 2004, we have concluded that no "embedded" derivative instruments warrant separate fair value accounting under SFAS No. 133.

        Changes in fair values of outstanding derivatives that are highly effective as per the definition of SFAS 133 are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the underlying hedged transaction. In most cases amounts recorded in other comprehensive income will be released to earnings at maturity of the related derivative. The recognition of effective hedge results in the consolidated statement of income offsets the gains or losses on the underlying exposure.

        We formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives that are designated as foreign-currency cash flow hedges and commodity cash flow hedges either to specific assets and liabilities on the balance sheet or specific firm commitments or forecasted transactions. We also formally assess both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, we discontinue hedge accounting prospectively, as discussed below.

        We discontinue hedge accounting prospectively when (1) the derivative is no longer highly effective, as per SFAS No. 133, in offsetting changes in the cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

        When we discontinue hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income is reclassified into earnings when the forecasted transaction affects earnings. However, if it is no longer probable that a forecasted transaction will occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, we will carry the derivative at its fair value on the balance sheet until maturity, recognizing future changes in the fair value in current-period earnings. Any hedge ineffectiveness, as per SFAS No. 133, is recorded in current-period earnings. During 2004 and 2003, we recorded an insignificant loss relating to such ineffectiveness of all derivatives in Other income, net. Effectiveness is assessed based on the comparison of current forward rates to the rates established on our hedges.

        As of December 26, 2004, $7.8 million of deferred net gains (net of tax) on both outstanding and matured derivatives accumulated in other comprehensive income are expected to be reclassified to earnings during the next twelve months as a result of expected gains or losses on underlying hedged transactions also being recorded in earnings. Actual amounts ultimately reclassified to earnings are dependent on the applicable rates in effect when derivatives contracts that are currently outstanding mature. As of December 26, 2004, the maximum term over which we are hedging exposures to the variability of cash flows for all forecasted and recorded transactions is 10 years.

        We are exposed to credit-related losses in the event of non-performance by counterparties to hedging instruments and do not enter into master netting arrangements. The counterparties to derivative transactions are major financial institutions with investment grade credit ratings of at least A, A2 or better. However, this does not eliminate our exposure to credit risk with these institutions. This credit risk is generally limited to the unrealized gains in such contracts should any of these counterparties fail to perform as contracted. To manage this risk, we have established counterparty credit guidelines that are monitored and reported to management according to prescribed guidelines. We utilize a portfolio of financial institutions either headquartered or operating in the same countries we conduct our business. As a result of the above considerations, we consider the risk of counterparty default to be minimal.

        As of December 26, 2004, we are a party to certain cross currency swaps totaling 530 million GBP (approximately $774 million at the date of entering the transaction). The swaps included an initial exchange of principal on the settlement date of our 6 3/8% private placement fixed rate debt (see Note 12, Debt) and will require final principal exchange in May 2012. The swaps also call for an exchange of fixed GBP interest payments for fixed U.S. dollar interest receipts. At the initial principal exchange, we paid U.S. dollars to a counterparty and received GBP. Upon final exchange, we will provide GBP to the counterparty and receive U.S. dollars. The cross currency swaps have been designated as cash flow hedges of the changes in value of the future GBP interest and principal receipts that results from changes in the U.S. dollar to GBP exchange rates on an intercompany loan between our Europe subsidiary and us.

        We entered into interest rate swap agreements related to our 6 3/8% fixed rate debt. The interest rate swaps convert $201.2 million notional amount from fixed rates to floating rates and mature in 2012. We will receive fixed U.S. dollar interest payments semi-annually at a rate of 6 3/8% per annum and pay a rate to our counterparty based on a credit spread plus the three-month LIBOR rate, thereby exchanging a fixed interest obligation for a floating interest rate obligation. There was no exchange of principal at the inception of the swaps. We designated the interest rate swaps as a fair value hedge of the changes in the fair value of the $201.2 million fixed rate debt attributable to changes in the LIBOR swap rates.

18.   Commitments and Contingencies

Letters of Credit

        As of December 26, 2004, we had approximately $12.1 million outstanding in letters of credit with financial institutions. These letters expire at different points in 2005, but contain a feature that automatically renews the letters for an additional year if no cancellation notice is submitted. These letters of credit are being maintained as security for reimbursements to insurance companies, for deductibles or retention payments made on our behalf, and for operations of underground storage tanks.

Power Supplies

        In 1995, Coors Energy Company (CEC), a wholly owned subsidiary, sold a power plant located at the Golden brewery location to Trigen-Nations Energy Company, LLLP (Trigen). We have an agreement to purchase substantially all of the electricity and steam produced by Trigen and needed to operate the brewery's Golden facilities through 2020. Our financial commitment under this agreement is divided between a fixed, non-cancelable cost, which adjusts annually for inflation, and a variable cost, which is generally based on fuel cost and our electricity and steam use. Total purchases, fixed and variable, under this contract in 2004, 2003 and 2002 were $33.5 million, $32.1 million, and $28.0 million, respectively.

Supply Contracts

        We have various long-term supply contracts with unaffiliated third parties and our joint venture partners to purchase materials used in production and packaging, such as starch, cans and glass. The supply contracts provide that we purchase certain minimum levels of materials throughout the terms of the contracts. The approximate future purchase commitments under these supply contracts are:

Amount
(In thousands)
2005	$231,638
2006	192,104
2007	169,000
2008	139,000
2009	65,000
Thereafter	130,000

Total	$926,742

        Our total purchases under these contracts in 2004, 2003 and 2002 were approximately $273.4 million, $422.2 million, and $441.7 million, respectively.

U.S. Logistics Contract

        In the U.S., we have consolidated portions of our warehousing into two separate contracts with Exel Logistics, Inc. The contracts provide for warehousing services in Ontario, California and Golden, Colorado under seven and five year operating agreements with Exel Logistics, respectively. We have committed to $2.6 million in operating expenses to these contracts in 2005. Annual reviews of the scope of services with Exel Logistics will determine pricing in future years, limited to 3% increases annually.

England and Wales Distribution Contract

        Tradeteam Ltd., the joint venture between CBL and Exel Logistics, Inc. has an exclusive contract with CBL to provide distribution services in England and Wales until at least 2010. The approximate future financial commitments under the distribution contract are as follows:

Amount
(In thousands)
2005	$181,194
2006	186,666
2007	186,666
2008	194,207
2009	194,207
Thereafter	150,039

Total	$1,092,979

        The financial commitments on termination of the distribution agreement are to essentially take over property, assets and people used by Tradeteam to deliver the service to CBL, paying Tradeteam's net book value for assets acquired.

U.K. Container Operations

        CBL outsourced the ownership, procurement and tracking of its approximately 1.2 million kegs and casks with TrenStar, Inc. in the second quarter of 2004. The approximate future financial commitments under the kegging outsource contract are as follows:

Amount
(In thousands)
2005	$14,777
2006	17,839
2007	17,839
2008	14,729
2009	14,729
Thereafter	—

Total	$79,913

Graphic Packaging Corporation

        We have a packaging supply agreement with a subsidiary of Graphic Packaging Corporation (GPC), a related party under which we purchase our paperboard requirements. Our purchases under the packaging agreement in 2004, 2003 and 2002 totaled approximately $104.5 million, $106.4 million and $111.0 million, respectively. We expect purchases in 2005 to be approximately the same as 2004. Related accounts payable balances included in Affiliates accounts payable on the Consolidated Balance Sheets were $3.4 million and $5.0 million as of December 26, 2004 and December 28, 2003, respectively.

Advertising and Promotions

        We have various long-term non-cancelable commitments for advertising and promotions, including marketing at sports arenas, stadiums and other venues and events. At December 26, 2004, these future commitments are as follows:

Amount
(In thousands)
2005	$102,389
2006	31,008
2007	22,539
2008	8,085
2009	1,826
Thereafter	4,142

Total	$169,989

Leases

        We lease certain office facilities and operating equipment under cancelable and non-cancelable agreements accounted for as operating leases. Future minimum lease payments under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

Fiscal Year	Amount
(In thousands)
2005	$25,579
2006	19,536
2007	15,178
2008	8,390
2009	6,559
Thereafter	25,074

Total	$100,316

        Total rent expense was $30.6 million, $14.3 million and $22.5 million in 2004, 2003 and 2002, respectively.

Environmental

        When we determine that it is probable that a liability for environmental matters or other legal actions exists and the amount of the loss is reasonably estimable, an estimate of the future costs are recorded as a liability in the financial statements. Costs that extend the life, increase the capacity or improve the safety or efficiency of company-owned assets or are incurred to mitigate or prevent future environmental contamination may be capitalized. Other environmental costs are expensed when incurred.

        We are one of a number of entities named by the Environmental Protection Agency (EPA) as a potentially responsible party (PRP) at the Lowry Superfund site. This landfill is owned by the City and County of Denver (Denver), and is managed by Waste Management of Colorado, Inc. (Waste Management). In 1990, we recorded a pretax charge of $30 million, a portion of which was put into a trust in 1993 as part of a settlement with Denver and Waste Management regarding the then outstanding litigation. Our settlement was based on an assumed cost of $120 million (in 1992 adjusted dollars). We are obligated to pay a portion of future costs in excess of that amount.

        In January 2004, Waste Management provided us with updated annual cost estimates through 2032. We reviewed these cost estimates, in the assessment of our accrual related to this issue. We used certain assumptions that differ from Waste Management's estimates to assess our expected liability. Our expected liability (based on the $120 million threshold being met) is based on our best estimates available.

        The assumptions used are as follows:

  •
  trust management costs are included in projections with regard to the $120 million threshold, but are expensed only as incurred,

  •
  income taxes, which we believe not to be an included cost, are not included in projections with regard to the $120 million threshold,

  •
  a 2% inflation rate for future costs, and

  •
  certain operations and maintenance costs were discounted using a 4.60% risk-free rate of return.

        Based on these assumptions, the present value and gross amount of the discounted costs are approximately $1.4 million and $3.3 million, respectively. Accordingly, we believe that the existing accrual is adequate as of December 26, 2004. We did not assume any future recoveries from insurance companies in the estimate of our liability.

        Considering the estimates extend through the year 2032 and the related uncertainties at the site, including what additional remedial actions may be required by the EPA, new technologies, and what costs are included in the determination of when the $120 million threshold is reached the estimate of our liability may change as facts further develop. We cannot predict the amount of any such change, but additional accruals in the future are possible.

        We are aware of groundwater contamination at some of our properties in Colorado resulting from historical, ongoing or nearby activities. There may also be other contamination of which we are currently unaware.

        From time to time, we have been notified that we are or may be a PRP under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws for the cleanup of other sites where hazardous substances have allegedly been released into the environment. We cannot predict with certainty the total costs of cleanup, our share of the total cost, the extent to which contributions will be available from other parties, the amount of time necessary to complete the cleanups or insurance coverage.

        While we cannot predict the eventual aggregate cost for environmental and related matters in which we are currently involved, we believe that any payments, if required, for these matters would be made over a period of time in amounts that would not be material in any one year to our operating results, cash flows or our financial or competitive position. We believe adequate reserves have been provided for losses that are probable and estimable.

Litigation

        Coors and many other brewers and distilled spirits manufacturers have been sued in several courts regarding advertising practices and underage consumption. The suits have all been brought by the same law firm and allege that each defendant intentionally marketed its products to "children and other underage consumers." In essence, each suit seeks, on behalf of an undefined class of parents and guardians, an injunction and unspecified money damages. We will vigorously defend this litigation and it is not possible at this time to estimate the possible loss or range of loss, if any, in the lawsuits.

        As with any transaction of the size and nature of the Merger, contingencies could be identified, and we are undertaking a review to determine whether any such contingencies exist.

        We are involved in other disputes and legal actions arising in the ordinary course of our business. While it is not feasible to predict or determine the outcome of these proceedings, in our opinion, based on a review with legal counsel, none of these disputes and legal actions is expected to have a material impact on our consolidated financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters, including the above-described advertising practices case, may arise from time to time that may harm our business.

Insurance

        We are self-insured for certain insurable risks consisting primarily of employee health insurance programs, as well as workers' compensation, general liability, automobile liability and property insurance deductibles or retentions. During 2004 we fully insured future risks for long-term disability, and, in most states, workers' compensation, but maintained a self-insured position for workers' compensation for certain self-insured states and for claims incurred prior to the inception of the insurance coverage in Colorado in 1997.

19. Quarterly Financial Information (Unaudited)

        The following summarizes selected quarterly financial information for each of the two years in the period ended December 26, 2004:

	First	Second	Third	Fourth	Year
	(In thousands, except per share data)
2004
Sales—domestic and international	$1,234,688	$1,550,325	$1,487,828	$1,546,886	$5,819,727
Beer excise taxes	(311,177)	(399,631)	(383,522)	(419,581)	(1,513,911)

Net sales	923,511	1,150,694	1,104,306	1,127,305	4,305,816
Cost of goods sold	(611,744)	(703,024)	(688,384)	(738,542)	(2,741,694)

Gross profit	$311,767	$447,670	$415,922	$388,763	$1,564,122

Net income	$4,840	$72,036	$64,142	$55,718	$196,736

Net income per share—basic	$0.13	$1.94	$1.72	$1.49	$5.29
Net income per share—diluted	$0.13	$1.90	$1.68	$1.45	$5.19
2003
Sales—domestic and international	$1,100,855	$1,469,371	$1,420,191	$1,396,803	$5,387,220
Beer excise taxes	(272,714)	(368,995)	(371,467)	(373,931)	(1,387,107)

Net sales	828,141	1,100,376	1,048,724	1,022,872	4,000,113
Cost of goods sold	(559,474)	(683,087)	(658,016)	(686,206)	(2,586,783)

Gross profit	$268,667	$417,289	$390,708	$336,666	$1,413,330

Net income	$806	$76,342	$61,428	$36,081	$174,657

Net income per share—basic	$0.02	$2.10	$1.69	$1.00	$4.81
Net income per share—diluted	$0.02	$2.09	$1.68	$0.98	$4.77

20. Subsequent Events

        On February 9, 2005, Adolph Coors Company and Molson Inc. ("Molson") consummated a merger according to the terms and conditions of a Combination Agreement (the "Merger"). The transactions contemplated by the Merger were approved by shareholder vote and were effected through a court-approved plan of arrangement in Canada (the "Plan of Arrangement"). In connection with the Merger, Adolph Coors Company changed its name to Molson Coors Brewing Company. The combined company will have a diverse product offering of more than 70 owned and licensed brands in key markets throughout the world. Management has identified annual synergies that the combined Company can achieve, including the closing of the Memphis plant (discussed below), in addition to administrative, strategic sourcing and other cost reductions.

        The merger's equity consideration was valued at $3.6 billion, including the exchange of 46.7 million equivalent shares of stock at a market price of $75.25 per share, the exchange of stock options valued at $4.0 million, and merger-related costs incurred by Coors. Coors was considered the accounting acquirer in the Merger, requiring the purchase consideration to be allocated to Molson's net assets, with the residual value to goodwill. We are in the process of obtaining third-party valuations of certain tangible and intangible assets and of pension and other liabilities, and analyzing other market or historical information for certain estimates for purposes of preparing our purchase price allocation. Accordingly, the allocation of the purchase price is subject to change.

        The Merger was approved at a special meeting of the shareholders of Molson on January 28, 2005 and a separate meeting of Molson option holders on January 27, 2005, and amendments to the certificate of incorporation and a proposal to approve the issuance of shares of Class A common stock, Class B common stock, special Class A voting stock and special Class B voting stock (and any shares convertible into or exchangeable for shares of that stock) were approved by the Coors shareholders on February 1, 2005. The Merger was effected through an exchange of stock, in which Molson shareholders received stock in the new Molson Coors Brewing Company according to an exchange ratio, depending upon the type of stock held. Also, Molson shareholders were permitted to receive a combination of common stock and exchangeable shares in the new company. Canadian resident holders who received exchangeable shares in the Merger may electively defer paying taxes on the transaction until such time as they exchange the shares for common stock or otherwise dispose of them.

        In the Merger, Molson shareholders received the following:

        Molson Class A Shareholders.     A holder of Molson Class A non-voting shares who was a Canadian resident for Canadian income tax purposes was permitted to elect to receive for each of those shares:

  •
  0.360 of a Class B exchangeable share of Molson Coors Exchangeco (and ancillary rights), or

  •
  through a series of exchanges, 0.360 of a share of Class B common stock of Molson Coors, or

  •
  a combination of Class B exchangeable shares (and ancillary rights) and, through a series of exchanges, shares of Class B common stock.

        Molson Stock Option Holders.     A holder of Molson stock options was permitted to exchange each such Molson option for a 0.36 Molson Coors option, each. Approximately 1.3 million options were issued by Molson Coors in the Merger.

        Molson Class B Shareholders.     A holder of Molson Class B common shares who was a Canadian resident for Canadian income tax purposes was permitted to elect to receive for each of those shares:

  •
  0.126 of a Class A exchangeable share and 0.234 of a Class B exchangeable share of Molson Coors Exchangeco (and ancillary rights), or

  •
  through a series of exchanges, an aggregate of 0.360 of a share of Molson Coors common stock, comprised of 0.126 of a share of Class A common stock and 0.234 of a share of Class B common stock, or

  •
  a combination of exchangeable shares (and ancillary rights) and, through a series of exchanges, shares of Molson Coors common stock.

        Molson Class A non-voting and Class B common shareholders, excluding Pentland (a company controlled by Eric Molson, a related party), also received a special dividend (the "Special Dividend") of Cdn. $5.44 per share, or a total of approximately Cdn. $652 million (U.S.$523 million) paid by Molson in connection with the Merger to Molson shareholders of record at the close of business on February 8, 2005. Included in the number of outstanding shares of Molson's common stock were approximately 1.4 million shares issued upon the exercise of options to purchase Molson Class A common stock by Molson's directors and senior management between January 28, 2005 and February 8th. Therefore, the Special Dividend was Cdn.$12 million higher than previously disclosed due to the increase in Molson's outstanding Class A common stock as a result of the exercise of options. As discussed below, the special dividend was financed through additional debt.

        At its January 28, 2005 meeting, in light of the amount of work involved in completing the Merger transaction, the Board of Directors of Molson authorized payments of: Cdn. $50,000 (U.S. $39,800) to each of the then outside directors of Molson; Cdn. $50,000 (U.S. $39,800) to the chairs of the Independent Committee and Human Resources Committee; and Cdn. $845,000 (U.S. $672,630) in aggregate payments to executive officers and certain other employees of Molson. All Merger-related expenses incurred by Molson prior to the Merger were expensed as incurred. As of December 26, 2004, Merger costs incurred by Molson, excluding the bonus payments, were approximately Cdn. $24.0 million.

Debt Structure

        Standard & Poors downgraded our credit rating from BBB+ to BBB subsequent to the Merger. Concerns regarding the health of the Brazilian and Canadian businesses influenced this decision, in addition to the debt burden as a result of the special dividend. Our Moody's credit rating is Baa2.

        A special dividend equal to Cdn. $652 million ($523 million) was paid to the holders of record of Molson stock on February 8, 2005, as a condition for completing the Merger. As a result, the newly combined company has increased its debt obligations to pay the dividend.

        In February 2005, we entered into a $1.3 billion bridge loan credit facility available in both Canadian Dollars and Euros, which was initially used to re-finance the payment of the special dividend debt incurred by Molson immediately prior to the Merger and to refinance various issues of Molson's existing debt. The bridge loan borrowings accrue interest at variable rates, which are indexed to the CDOR (Canadian Depository Overnight Rates), plus a spread based on Molson Coors' long-term bond rating. The bridge loan credit facility expires in February 2006.

        In March 2005, we entered into a $1.4 billion revolving multicurrency bank credit facility, which was used to refinance the special dividend debt and a portion of the bridge loan credit facility. Draws against the credit facility accrue interest at variable rates, which are based upon CDOR, plus a spread based upon Molson Coors' long-term bond rating and facility utilization. The credit facility expires in March 2010. We plan to replace this facility with long-term debt.

Changes to Pension and Retiree Medical Benefit Plans

        In February 2005, we announced changes to both the U.S. defined benefit and defined contribution retirement plans for a certain portion of pension eligible employees. The defined benefit formula will change, effective June 30, 2005, from a) a calculation of a percentage multiplied by the product of years of service and a period-defined highest average salary to b) a calculation of a percentage multiplied by all accumulated earnings following June 30, 2005. This change is expected to generally reduce pension costs in the future. Based upon a $40 million contribution to the defined pension plan in 2005, our expense will be reduced by approximately $4 million in 2005. With regard to the defined contribution plan, the Company will increase its matching contributions from $0.50 per $1.00 contributed to $0.75 per $1.00 contributed, up to 5% of base pay. This change to the defined contribution plan is expected to partially offset the pension expense savings resulting from the changes made to the defined benefit plan formula. We are also eliminating a cap on Company contributions to our retiree medical plan for employees retiring after June 2005, which was scheduled to go into effect in 2009. It is estimated that this plan change will increase our retiree medical obligation by $11.6 million and increase 2005 expense by $2.5 million.

Memphis Closure

        In February 2005, we announced plans to close our Memphis, Tennessee brewery, with the shutdown process to begin later in 2005 and to be completed by 2007. The closure is among the initiatives that are expected to achieve the $175 million in cost synergies outlined when the Merger was announced in July 2004. Cost savings are expected to be in the range of $32 to $35 million annually when the closure is complete. To effect this change, we will invest $70 to $90 million in capital expenditures in our North American network, along with restructuring and other costs that will be finalized nearer the closing of the Memphis facility.

Rights on Change in Control

        Twelve Coors officers elected to leave the Company following the Merger as a result of their exercising rights under change in control agreements. Costs associated with the departure of these officers included $18.3 million of severance and related cash benefits, $3.1 million of pension benefits, and $5.8 million of non-cash stock compensation expense associated with changes to these officers' stock options.

        Coors had agreements with executive officers, and certain other members of management relating to a change of control of Coors. The Merger constituted a change in control of Coors under these agreements as the Adolph Coors, Jr. Trust no longer had sole voting control of Coors, and as the Board of Directors of the merged company no longer had a majority of directors who were directors of Coors prior to the Merger. These agreements generally provided for continued compensation and benefits for a period of two years following the year of the change of control.

        In addition, these employees were entitled to severance benefits if triggering events specified in the agreement occurred. Upon a triggering event (such as the Merger), the officer would receive a multiple of annual salary and bonus and continued health, pension and life insurance benefits. For executives and officers who exercise their rights under the agreements, stock option exercises are subject to a floor price equal to the price of Coors' stock on the date of the change of control.

        For each of Coors' then Chairman and Chief Executive Officer, the compensation includes a payment for the rest of the current year plus three times annual salary, bonus and fringe benefits, plus benefits for the equivalent of three years coverage, plus three years credit for additional service toward pension benefits. For all other executive officers with these agreements, the compensation includes a payment for the rest of the current year plus two times annual salary, bonus and fringe benefits, plus two years equivalent benefit coverage, plus vesting and credit for two years additional service toward pension benefits.

        The Company offered retention benefits to employees covered by the change in control agreements (except for both Coors' then Chairman and Chief Executive Officer), in return for forfeiting their rights under the agreements. Twelve affected employees exercised their rights under the change in control agreements. Corporate Special Charges will include approximately $27.2 million accrued for departing employees under this plan. Costs of the retention plan are being recognized ratably over the period that the employees remain with the Company and earn their retention bonuses. These costs will be included in future operating results and will total approximately $7.2 million over a two-year period. The President/Chief Executive Officer and the Vice Chairman of the Board of Directors of Molson Coors Brewing Company remain parties to change in control agreements that existed prior to the Merger, which provide for a thirteen month period in which the executives can exercise their rights under the agreements.

Departure of Principal Officer

        Daniel J. O'Neill, Vice-Chairman, Synergies and Integration will leave the Company in May of this year. Under the terms of a separation agreement, Mr. O'Neill will receive about $4.5 million in cash compensation, consisting of three years of salary and a special bonus. Mr. O'Neill's 288,000 stock options with an option price of about $68 per share, and 18,000 restricted shares will vest at such time if vesting restrictions are satisfied.

Shareholder Lawsuits and SEC Inquiry

        Beginning in May 2005, several purported class actions were filed in the United States and Canada, including in Delaware federal courts and the Ontario Superior Court of Justice, alleging, among other things, that, the Company and its affiliated entities, including Molson Inc., and certain officers and directors misled shareholders by failing to disclose first quarter (January-March) 2005 U.S. business trends prior to the merger vote in January 2005. The Company believes that the lawsuits are without merit and will vigorously defend them.

        The Company has been contacted by the Central Regional Office of the U.S. Securities and Exchange Commission in Denver (the "SEC") requesting the voluntary provision of documents and other information from the Company and Molson Inc. relating primarily to corporate and financial information and communications related to the February merger, the Company's financial results for the first quarter of 2005 and other information. The SEC has advised the Company that this inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, nor should it be considered a reflection upon any person, entity, or security. The Company is cooperating with the inquiry.

21. Supplemental Guarantor Information

        On May 7, 2002, our wholly owned subsidiary, CBC (Issuer), completed a private placement of $850 million principal amount of 6 3/8% Senior notes due 2012. The notes were issued with registration rights and were guaranteed on a senior and unsecured basis by Molson Coors Brewing Company (Parent Guarantor) and certain domestic subsidiaries (Subsidiary Guarantors). The guarantees are full and unconditional, and joint and several. A significant amount of the Issuer's income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer's debt service obligations are provided in large part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as our financial condition and operating requirements and those of certain domestic subsidiaries, could limit the Issuer's ability to obtain cash for the purpose of meeting its debt service obligation including the payment of principal and interest on the notes.

        Simultaneously with the private placement, we entered into a registration rights agreement pursuant to which we registered the exchange of the notes for substantially identical notes. The exchange of all the notes was completed on September 16, 2002.

        The following information sets forth our Condensed Consolidating Balance Sheet as of December 26, 2004 and December 28, 2003 and the Condensed Consolidating Statements of Income and Cash Flows for the fiscal years ended December 26, 2004, December 28, 2003, and December 29, 2002. Investments in our subsidiaries are accounted for on the equity method; accordingly, entries necessary to consolidate the Parent Guarantor, Issuer and all of its subsidiaries are reflected in the elimination column. Separate complete financial statements of the Issuer and the Subsidiary Guarantors would not provide additional material information that would be useful in assessing their financial composition.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

For the fiscal year ended December 26, 2004

(In thousands)

	Parent Guarantor	Issuer of Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales—domestic and international	$—	$2,516,530	$139,716	$3,163,481	$—	$5,819,727
Beer excise taxes	—	(390,562)	(2,017)	(1,121,332)	—	(1,513,911)

Net sales	—	2,125,968	137,699	2,042,149	—	4,305,816
Cost of goods sold	—	(1,325,798)	(109,344)	(1,306,552)	—	(2,741,694)
Equity in subsidiary earnings (loss)	176,550	205,030	—	—	(381,580)	—

Gross profit	176,550	1,005,200	28,355	735,597	(381,580)	1,564,122
Marketing, general and administrative expense	(8,280)	(717,195)	(23,946)	(473,798)	—	(1,223,219)
Special item	—	—	—	7,522	—	7,522

Operating income	168,270	288,005	4,409	269,321	(381,580)	348,425
Interest income	—	109	217	18,926	—	19,252
Interest income (expense)	38,109	(43,967)	16,365	(82,948)	—	(72,441)
Other (expense) income	(451)	(81,348)	207,734	(112,989)	—	12,946

Income before income taxes	205,928	162,799	228,725	92,310	(381,580)	308,182
Income tax (expense) benefit	(9,192)	13,210	(71,554)	(27,692)	—	(95,228)

Income before minority interests	196,736	176,009	157,171	64,618	(381,580)	212,954
Minority interests	—	—	—	(16,218)	—	(16,218)

Net income	$196,736	$176,009	$157,171	$48,400	$(381,580)	$196,736

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

For the Fiscal year ended December 28, 2003 (In thousands)

	Parent Guarantor	Issuer of Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales—domestic and international	$—	$2,487,414	$117,118	$2,782,688	$—	$5,387,220
Beer excise taxes	—	(393,974)	(1,688)	(991,445)	—	(1,387,107)

Net sales	—	2,093,440	115,430	1,791,243	—	4,000,113
Cost of goods sold	—	(1,316,586)	(85,577)	(1,184,620)	—	(2,586,783)
Equity in subsidiary earnings (loss)	143,382	155,231	—	—	(298,613)	—

Gross profit	143,382	932,085	29,853	606,623	(298,613)	1,413,330
Marketing, general and administrative expense	(492)	(671,770)	(27,714)	(405,983)	—	(1,105,959)

Operating income	142,890	260,315	2,139	200,640	(298,613)	307,371
Interest income	728	72	144	18,301	—	19,245
Interest income (expense)	45,558	(60,645)	8,127	(74,235)	—	(81,195)
Other (expense) income	(125)	(62,289)	162,725	(91,914)	—	8,397

Income before income taxes	189,051	137,453	173,135	52,792	(298,613)	253,818
Income tax (expense) benefit	(14,394)	5,603	(54,570)	(15,800)	—	(79,161)

Net income	$174,657	$143,056	$118,565	$36,992	$(298,613)	$174,657

MOLSON COORS BREWING COMPANY
CONDENSED CONSOLIDATING STATEMENTS OF INCOME
For the Fiscal Year Ended December 29, 2002 (in thousands)

	Parent Guarantor	Issuer of Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales—domestic and international	$—	$2,553,818	$71,043	$2,332,086	$—	$4,956,947
Beer excise taxes	—	(398,523)	(2,194)	(779,908)	—	(1,180,625)

Net sales	—	2,155,295	68,849	1,552,178	—	3,776,322
Cost of goods sold	—	(1,379,969)	(39,204)	(995,357)	—	(2,414,530)
Equity in subsidiary earnings (loss)	142,233	94,158	—	—	(236,391)	—

Gross profit	142,233	869,484	29,645	556,821	(236,391)	1,361,792
Marketing, general and administrative expense	(357)	(665,125)	(25,482)	(366,276)	—	(1,057,240)
Special items	—	(6,267)	—	—	—	(6,267)

Operating income	141,876	198,092	4,163	190,545	(236,391)	298,285
Interest income	1,000	1,569	30	18,588	—	21,187
Interest income (expense)	30,396	(46,204)	10,536	(65,647)	—	(70,919)
Other income (expense)	6,219	27,062	40,067	(65,301)	—	8,047

Income before income taxes	179,491	180,519	54,796	78,185	(236,391)	256,600
Income tax expense	(17,838)	(32,010)	(23,581)	(21,518)	—	(94,947)

Net income	$161,653	$148,509	$31,215	$56,667	$(236,391)	$161,653

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 26, 2004

(In thousands)

	Parent Guarantor	Issuer of Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$3,200	$16,988	$2,552	$100,273	$—	$123,013
Accounts receivable, net	—	79,089	6,765	606,518	—	692,372
Notes and other receivables, net	—	43,874	—	88,814	—	132,688
Deferred tax asset	—	—	—	3,228	—	3,228
Total inventories	—	110,707	6,893	117,161	—	234,761
Other current assets	—	36,591	411	45,152	—	82,154

Total current assets	3,200	287,249	16,621	961,146	—	1,268,216
Properties, net	—	785,157	19,777	640,650	—	1,445,584
Goodwill	40,000	160,497	(164,601)	854,925	—	890,821
Other intangibles, net	—	58,595	10,286	512,162	—	581,043
Investments in joint ventures	—	64,365	—	76,267	—	140,632
Net investments in and advances to subs	1,654,247	2,113,427	—	—	(3,767,674)	—
Non-current deferred tax asset	(34,011)	(50,929)	251,381	1,863	—	168,304
Other non-current assets	5,775	—	—	157,149	—	162,924

Total assets	$1,669,211	$3,418,361	$133,464	$3,204,162	$(3,767,674)	$4,657,524

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$126,073	$1,747	$198,214	$—	$326,034
Accrued salaries and vacations	7,568	52,226	1,798	21,310	—	82,902
Accrued excise taxes	—	8,957	769	186,994	—	196,720
Deferred tax liabilities	—	(16,588)	23,144	(704)	—	5,852
Accrued expenses and other liabilities	36,035	181,247	1,730	307,849	—	526,861
Short-term borrowings and current portion of long-term debt	—	12,157	—	26,371	—	38,528

Total current liabilities	43,603	364,072	29,188	740,034	—	1,176,897
Long-term debt	—	857,315	—	36,363	—	893,678
Long-term deferred tax liability	—	—	—	149,927	—	149,927
Other long-term liabilities	24,442	544,607	54,053	175,886	—	798,988

Total liabilities	68,045	1,765,994	83,241	1,102,210	—	3,019,490

Minority interests	—	—	—	36,868	—	36,868
Total shareholders' equity	1,601,166	1,652,367	50,223	2,065,084	(3,767,674)	1,601,166

Total liabilities and shareholders' equity	$1,669,211	$3,418,361	$133,464	$3,204,162	$(3,767,674)	$4,657,524

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 28, 2003

(In thousands)

	Parent Guarantor	Issuer of Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$454	$802	$2,849	$15,335	$—	$19,440
Accounts receivable, net	35	45,018	8,990	564,010	—	618,053
Notes and other receivables, net	—	66,483	2,220	64,316	—	133,019
Deferred tax asset	—	9,417	(61)	3,463	—	12,819
Total inventories	—	109,113	5,619	94,753	—	209,485
Other current assets	—	30,626	484	54,922	—	86,032

Total current assets	489	261,459	20,101	796,799	—	1,078,848
Properties, at cost and net	—	813,996	18,919	617,870	—	1,450,785
Goodwill	—	151,868	(149,974)	794,526	—	796,420
Other intangibles, net	—	66,913	82,782	402,417	—	552,112
Investments in joint ventures	—	95,392	—	98,190	—	193,582
Net investment in and advances to subs	1,285,272	1,851,260	—	—	(3,136,532)	—
Non-current deferred tax asset	18,392	(125)	135,047	51,490	—	204,804
Other non-current assets	5,318	37,212	2,648	123,011	—	168,189

Total assets	$1,309,471	$3,277,975	$109,523	$2,884,303	$(3,136,532)	$4,444,740

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$137,969	$1,091	$215,813	$—	$354,873
Accrued salaries and vacations	—	47,640	1,203	8,750	—	57,593
Accrued excise taxes	—	10,741	715	179,527	—	190,983
Accrued expenses and other liabilities	14,739	162,048	3,456	258,865	—	439,108
Current portion of long-term debt	—	76,855	—	14,310	—	91,165

Total current liabilities	14,739	435,253	6,465	677,265	—	1,133,722
Long-term debt	20,000	1,119,832	(865)	20,871	—	1,159,838
Deferred tax liability	—	—	—	195,523	—	195,523
Other long-term liabilities	7,356	438,915	840	241,170	—	688,281

Total liabilities	42,095	1,994,000	6,440	1,134,829	—	3,177,364

Total shareholders' equity	1,267,376	1,283,975	103,083	1,749,474	(3,136,532)	1,267,376

Total liabilities and shareholders' equity	$1,309,471	$3,277,975	$109,523	$2,884,303	$(3,136,532)	$4,444,740

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the fiscal year ended December 26, 2004

(In thousands)

	Parent Guarantor	Issuer of Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Consolidated
Net cash provided by operating activities	$71,752	$100,841	$116,804	$210,511	$499,908

Cash flows from investing activities:
Additions to properties and intangible assets	—	(99,228)	(2,593)	(109,709)	(211,530)
Proceeds from sales of properties	—	14,209	428	57,426	72,063
Adjustment to purchase price for pension settlement	—	—	—	25,836	25,836
Cash recognized on initial consolidation of joint ventures	—	—	—	20,840	20,840
Trade loan repayments from customers, net	—	—	—	28,087	28,087
Investment in Molson USA, LLC	—	(2,744)	—	—	(2,744)

Net cash (used in) provided by investing activities	—	(87,763)	(2,165)	22,480	(67,448)

Cash flows from financing activities:
Issuances of stock under stock plans	66,764	—	—	—	66,764
Dividends paid	(30,535)	—	—	—	(30,535)
Dividends paid to minority interest	—	—	—	(7,218)	(7,218)
Net payments on short-term borrowings	—	5,000	—	(13,761)	(8,761)
Proceeds from (payments on) commercial paper	—	(250,000)	—	—	(250,000)
Payments on debt and capital lease obligations	(17,461)	(86,000)	—	(11,168)	(114,629)
Change in overdraft balances	—	6,189	—	2,526	8,715
Other net activity in investment and advances (to) from subsidiaries	(87,774)	327,919	(116,553)	(123,592)	—

Net cash (used in) provided by financing activities	(69,006)	3,108	(116,553)	(153,213)	(335,664)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	2,746	16,186	(1,914)	79,778	96,796
Effect of exchange rate changes on cash and cash equivalents	—	—	1,617	5,160	6,777
Balance at beginning of year	454	802	2,849	15,335	19,440

Balance at end of year	$3,200	$16,988	$2,552	$100,273	$123,013

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the fiscal year ended December 28, 2003

(In thousands)

	Parent Guarantor	Issuer of Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Consolidated
Net cash provided by operating activities	$32,232	$257,794	$79,588	$159,214	$528,828

Cash flows from investing activities:
Additions to properties and intangible assets	—	(92,782)	(1,334)	(146,342)	(240,458)
Proceeds from sales of properties	—	620	10,190	5,594	16,404
Trade loan repayments from customers, net	—	—	—	15,310	15,310
Investment in Molson USA, LLC	—	(5,240)	—	—	(5,240)
Other	—	(630)	—	—	(630)

Net cash (used in) provided by investing activities	—	(98,032)	8,856	(125,438)	(214,614)

Cash flows from financing activities:
Issuances of stock under stock plans	2,491	—	—	—	2,491
Dividends paid	(29,820)	—	—	—	(29,820)
Net payments on short-term borrowings	—	(15,100)	—	(69,070)	(84,170)
Proceeds from commercial paper	—	249,645	—	—	249,645
Payments on debt and capital lease obligations	—	(462,547)	—	—	(462,547)
Change in overdraft balances	—	(32,992)	—	—	(32,992)
Net activity in investment and advances (to) from subsidiaries	(4,610)	101,535	(86,687)	(10,238)	—

Net cash used in financing activities	(31,939)	(159,459)	(86,687)	(79,308)	(357,393)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	293	303	1,757	(45,532)	(43,179)
Effect of exchange rate changes on cash and cash equivalents	—	—	458	2,994	3,452
Balance at beginning of year	161	499	634	57,873	59,167

Balance at end of year	$454	$802	$2,849	$15,335	$19,440

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the fiscal year ended December 29, 2002

(In thousands)

	Parent Guarantor	Issuer of Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Consolidated
Net cash provided by operating activities	$12,779	$139,888	$67,293	$25,008	$244,968

Cash flows from investing activities:
Sales and maturities of securities	232,758	—	—	—	232,758
Additions to properties and intangible assets	185	(147,798)	(4,469)	(94,760)	(246,842)
Proceeds from sales of properties	—	9,810	1,545	16,002	27,357
Trade loan repayments from customers, net	—	—	—	13,577	13,577
Acquisition of CBL, net of cash acquired	—	(115,105)	(92,650)	(1,379,545)	(1,587,300)
Investment in Molson USA, LLC	—	(2,750)	—	—	(2,750)
Other	—	(7,561)	—	—	(7,561)

Net cash provided by (used in) investing activities	232,943	(263,404)	(95,574)	(1,444,726)	(1,570,761)

Cash flows from financing activities:
Issuances of stock under stock plans	15,645	—	—	—	15,645
Dividends paid	(29,669)	—	—	—	(29,669)
Proceeds from issuance of debt	—	2,391,934	—	—	2,391,934
Proceeds from short-term borrowings	—	250,900	—	80,433	331,333
Payments on debt and capital lease obligations	(85,000)	(1,293,075)	—	(1,643)	(1,379,718)
Debt issuance costs	(185)	(9,889)	—	—	(10,074)
Change in overdraft balances	—	(27,783)	—	—	(27,783)
Net activity in investment and advances (to) from subsidiaries	(204,917)	(1,192,862)	29,411	1,368,368	—

Net cash (used in) provided by financing activities	(304,126)	119,225	29,411	1,447,158	1,291,668

Cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(58,404)	(4,291)	1,130	27,440	(34,125)
Effect of exchange rate changes on cash and cash equivalents	—	—	(1,220)	17,379	16,159
Balance at beginning of year	58,565	4,790	724	13,054	77,133

Balance at end of year	$161	$499	$634	$57,873	$59,167

SUPPLEMENTAL GUARANTOR INFORMATION—UPDATED FOR PROPOSED DEBT OFFERING

        The following tables present historical, supplemental guarantor financial information as if new debentures were issued by a finance subsidiary of Molson Coors Brewing Company, (other than Coors Brewing Company, the issuer of Existing Notes) with Molson Coors Brewing Company serving as a parent guarantor. The subsidiary presented as the Issuer of New Notes is Molson Coors Capital Finance ULC, a wholly-owned, Canadian entity created in connection with the Merger, which has short-term borrowings totaling $977.8 million as of June 26, 2005. In this scenario, Coors Brewing Company and Molson Coors Capital Finance ULC serve as guarantors of each others' notes. Subsidiary Guarantors, as presented below, are all other U.S. domestic subsidiaries of Molson Coors Brewing Company. Molson Coors Capital Finance ULC had no activity prior to our fiscal 2005.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME
For the fiscal year ended December 26, 2004
(In thousands)

	Parent Guarantor	Issuer of Existing Notes	Issuer of New Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales—domestic and international	$—	$2,516,530	$—	$139,716	$3,163,481	$—	$5,819,727
Beer excise taxes	—	(390,562)	—	(2,017)	(1,121,332)	—	(1,513,911)

Net sales	—	2,125,968	—	137,699	2,042,149	—	4,305,816
Cost of goods sold	—	(1,325,798)	—	(109,344)	(1,306,552)	—	(2,741,694)
Equity in subsidiary earnings (loss)	176,550	205,030	—	—	—	(381,580)	—

Gross profit	176,550	1,005,200	—	28,355	735,597	(381,580)	1,564,122
Marketing, general and administrative expense	(8,280)	(717,195)	—	(23,946)	(473,798)	—	(1,223,219)
Special item	—	—	—	—	7,522	—	7,522

Operating income	168,270	288,005	—	4,409	269,321	(381,580)	348,425
Interest income	—	109	—	217	18,926	—	19,252
Interest income (expense)	38,109	(43,967)	—	16,365	(82,948)	—	(72,441)
Other (expense) income	(451)	(81,348)	—	207,734	(112,989)	—	12,946

Income before income taxes	205,928	162,799	—	228,725	92,310	(381,580)	308,182
Income tax (expense) benefit	(9,192)	13,210	—	(71,554)	(27,692)	—	(95,228)

Income before minority interests	196,736	176,009	—	157,171	64,618	(381,580)	212,954
Minority interests	—	—	—	—	(16,218)	—	(16,218)

Net income	$196,736	$176,009	$—	$157,171	$48,400	$(381,580)	$196,736

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME
For the Fiscal year ended December 28, 2003 (In thousands)

	Parent Guarantor	Issuer of Existing Notes	Issuer of New Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales—domestic and international	$—	$2,487,414	$—	$117,118	$2,782,688	$—	$5,387,220
Beer excise taxes	—	(393,974)	—	(1,688)	(991,445)	—	(1,387,107)

Net sales	—	2,093,440	—	115,430	1,791,243	—	4,000,113
Cost of goods sold	—	(1,316,586)	—	(85,577)	(1,184,620)	—	(2,586,783)
Equity in subsidiary earnings (loss)	143,382	155,231	—	—	—	(298,613)	—

Gross profit	143,382	932,085	—	29,853	606,623	(298,613)	1,413,330
Marketing, general and administrative expense	(492)	(671,770)	—	(27,714)	(405,983)	—	(1,105,959)

Operating income	142,890	260,315	—	2,139	200,640	(298,613)	307,371
Interest income	728	72	—	144	18,301	—	19,245
Interest income (expense)	45,558	(60,645)	—	8,127	(74,235)	—	(81,195)
Other (expense) income	(125)	(62,289)	—	162,725	(91,914)	—	8,397

Income before income taxes	189,051	137,453	—	173,135	52,792	(298,613)	253,818
Income tax (expense) benefit	(14,394)	5,603	—	(54,570)	(15,800)	—	(79,161)

Net income	$174,657	$143,056	$—	$118,565	$36,992	$(298,613)	$174,657

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF INCOME
For the Fiscal Year Ended December 29, 2002 (in thousands)

	Parent Guarantor	Issuer of Existing Notes	Issuer of New Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales—domestic and international	$—	$2,553,818	$—	$71,043	$2,332,086	$—	$4,956,947
Beer excise taxes	—	(398,523)	—	(2,194)	(779,908)	—	(1,180,625)

Net sales	—	2,155,295	—	68,849	1,552,178	—	3,776,322
Cost of goods sold	—	(1,379,969)	—	(39,204)	(995,357)	—	(2,414,530)
Equity in subsidiary earnings (loss)	142,233	94,158	—	—	—	(236,391)	—

Gross profit	142,233	869,484	—	29,645	556,821	(236,391)	1,361,792
Marketing, general and administrative expense	(357)	(665,125)	—	(25,482)	(366,276)	—	(1,057,240)
Special items	—	(6,267)	—	—	—	—	(6,267)

Operating income	141,876	198,092	—	4,163	190,545	(236,391)	298,285
Interest income	1,000	1,569	—	30	18,588	—	21,187
Interest income (expense)	30,396	(46,204)	—	10,536	(65,647)	—	(70,919)
Other income (expense)	6,219	27,062	—	40,067	(65,301)	—	8,047

Income before income taxes	179,491	180,519	—	54,796	78,185	(236,391)	256,600
Income tax expense	(17,838)	(32,010)	—	(23,581)	(21,518)	—	(94,947)

Net income	$161,653	$148,509	$—	$31,215	$56,667	$(236,391)	$161,653

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
As of December 26, 2004
(In thousands)

	Parent Guarantor	Issuer of Existing Notes	Issuer of New Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$3,200	$16,988	$—	$2,552	$100,273	$—	$123,013
Accounts receivable, net	—	79,089	—	6,765	606,518	—	692,372
Notes and other receivables, net	—	43,874	—	—	88,814	—	132,688
Deferred tax asset	—	—	—	—	3,228	—	3,228
Total inventories	—	110,707	—	6,893	117,161	—	234,761
Other current assets	—	36,591	—	411	45,152	—	82,154

Total current assets	3,200	287,249	—	16,621	961,146	—	1,268,216
Properties, net	—	785,157	—	19,777	640,650	—	1,445,584
Goodwill	40,000	160,497	—	(164,601)	854,925	—	890,821
Other intangibles, net	—	58,595	—	10,286	512,162	—	581,043
Investments in joint ventures	—	64,365	—	—	76,267	—	140,632
Net investments in and advances to subs	1,654,247	2,113,427	—	—	—	(3,767,674)	—
Non-current deferred tax asset	(34,011)	(50,929)	—	251,381	1,863	—	168,304
Other non-current assets	5,775	—	—	—	157,149	—	162,924

Total assets	$1,669,211	$3,418,361	$—	$133,464	$3,204,162	$(3,767,674)	$4,657,524

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$126,073	$—	$1,747	$198,214	$—	$326,034
Accrued salaries and vacations	7,568	52,226	—	1,798	21,310	—	82,902
Accrued excise taxes	—	8,957	—	769	186,994	—	196,720
Deferred tax liabilities	—	(16,588)	—	23,144	(704)	—	5,852
Accrued expenses and other liabilities	36,035	181,247	—	1,730	307,849	—	526,861
Short-term borrowings and current portion of long-term debt	—	12,157	—	—	26,371	—	38,528

Total current liabilities	43,603	364,072	—	29,188	740,034	—	1,176,897
Long-term debt	—	857,315	—	—	36,363	—	893,678
Long-term deferred tax liability	—	—	—	—	149,927	—	149,927
Other long-term liabilities	24,442	544,607	—	54,053	175,886	—	798,988

Total liabilities	68,045	1,765,994	—	83,241	1,102,210	—	3,019,490

Minority interests	—	—	—	—	36,868	—	36,868
Total shareholders' equity	1,601,166	1,652,367	—	50,223	2,065,084	(3,767,674)	1,601,166

Total liabilities and shareholders' equity	$1,669,211	$3,418,361	$—	$133,464	$3,204,162	$(3,767,674)	$4,657,524

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
As of December 28, 2003
(In thousands)

	Parent Guarantor	Issuer of Existing Notes	Issuer of New Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$454	$802	$—	$2,849	$15,335	$—	$19,440
Accounts receivable, net	35	45,018	—	8,990	564,010	—	618,053
Notes and other receivables, net	—	66,483	—	2,220	64,316	—	133,019
Deferred tax asset	—	9,417	—	(61)	3,463	—	12,819
Total inventories	—	109,113	—	5,619	94,753	—	209,485
Other current assets	—	30,626	—	484	54,922	—	86,032

Total current assets	489	261,459	—	20,101	796,799	—	1,078,848
Properties, at cost and net	—	813,996	—	18,919	617,870	—	1,450,785
Goodwill	—	151,868	—	(149,974)	794,526	—	796,420
Other intangibles, net	—	66,913	—	82,782	402,417	—	552,112
Investments in joint ventures	—	95,392	—	—	98,190	—	193,582
Net investment in and advances to subs	1,285,272	1,851,260	—	—	—	(3,136,532)	—
Non-current deferred tax asset	18,392	(125)	—	135,047	51,490	—	204,804
Other non-current assets	5,318	37,212	—	2,648	123,011	—	168,189

Total assets	$1,309,471	$3,277,975	$—	$109,523	$2,884,303	$(3,136,532)	$4,444,740

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$137,969	$—	$1,091	$215,813	$—	$354,873
Accrued salaries and vacations	—	47,640	—	1,203	8,750	—	57,593
Accrued excise taxes	—	10,741	—	715	179,527	—	190,983
Accrued expenses and other liabilities	14,739	162,048	—	3,456	258,865	—	439,108
Current portion of long-term debt	—	76,855	—	—	14,310	—	91,165

Total current liabilities	14,739	435,253	—	6,465	677,265	—	1,133,722
Long-term debt	20,000	1,119,832	—	(865)	20,871	—	1,159,838
Deferred tax liability	—	—	—	—	195,523	—	195,523
Other long-term liabilities	7,356	438,915	—	840	241,170	—	688,281

Total liabilities	42,095	1,994,000	—	6,440	1,134,829	—	3,177,364

Total shareholders' equity	1,267,376	1,283,975	—	103,083	1,749,474	(3,136,532)	1,267,376

Total liabilities and shareholders' equity	$1,309,471	$3,277,975	$—	$109,523	$2,884,303	$(3,136,532)	$4,444,740

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the fiscal year ended December 26, 2004
(In thousands)

	Parent Guarantor	Issuer of Existing Notes	Issuer of New Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Consolidated
Net cash provided by operating activities	$71,752	$100,841	$—	$116,804	$210,511	$499,908

Cash flows from investing activities:
Additions to properties and intangible assets	—	(99,228)	—	(2,593)	(109,709)	(211,530)
Proceeds from sales of properties	—	14,209	—	428	57,426	72,063
Adjustment to purchase price for pension settlement	—	—	—	—	25,836	25,836
Cash recognized on initial consolidation of joint ventures	—	—	—	—	20,840	20,840
Trade loan repayments from customers, net	—	—	—	—	28,087	28,087
Investment in Molson USA, LLC	—	(2,744)	—	—	—	(2,744)

Net cash (used in) provided by investing activities	—	(87,763)	—	(2,165)	22,480	(67,448)

Cash flows from financing activities:
Issuances of stock under stock plans	66,764	—	—	—	—	66,764
Dividends paid	(30,535)	—	—	—	—	(30,535)
Dividends paid to minority interest	—	—	—	—	(7,218)	(7,218)
Net payments on short-term borrowings	—	5,000	—	—	(13,761)	(8,761)
Proceeds from (payments on) commercial paper	—	(250,000)	—	—	—	(250,000)
Payments on debt and capital lease obligations	(17,461)	(86,000)	—	—	(11,168)	(114,629)
Change in overdraft balances	—	6,189	—	—	2,526	8,715
Other net activity in investment and advances (to) from subsidiaries	(87,774)	327,919	—	(116,553)	(123,592)	—

Net cash (used in) provided by financing activities	(69,006)	3,108	—	(116,553)	(153,213)	(335,664)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	2,746	16,186	—	(1,914)	79,778	96,796
Effect of exchange rate changes on cash and cash equivalents	—	—	—	1,617	5,160	6,777
Balance at beginning of year	454	802	—	2,849	15,335	19,440

Balance at end of year	$3,200	$16,988	$—	$2,552	$100,273	$123,013

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the fiscal year ended December 28, 2003
(In thousands)

	Parent Guarantor	Issuer of Existing Notes	Issuer of New Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Consolidated
Net cash provided by operating activities	$32,232	$257,794	$—	$79,588	$159,214	$528,828

Cash flows from investing activities:
Additions to properties and intangible assets	—	(92,782)	—	(1,334)	(146,342)	(240,458)
Proceeds from sales of properties	—	620	—	10,190	5,594	16,404
Trade loan repayments from customers, net	—	—	—	—	15,310	15,310
Investment in Molson USA, LLC	—	(5,240)	—	—	—	(5,240)
Other	—	(630)	—	—	—	(630)

Net cash (used in) provided by investing activities	—	(98,032)	—	8,856	(125,438)	(214,614)

Cash flows from financing activities:
Issuances of stock under stock plans	2,491	—	—	—	—	2,491
Dividends paid	(29,820)	—	—	—	—	(29,820)
Net payments on short-term borrowings	—	(15,100)	—	—	(69,070)	(84,170)
Proceeds from commercial paper	—	249,645	—	—	—	249,645
Payments on debt and capital lease obligations	—	(462,547)	—	—	—	(462,547)
Change in overdraft balances	—	(32,992)	—	—	—	(32,992)
Net activity in investment and advances (to) from subsidiaries	(4,610)	101,535	—	(86,687)	(10,238)	—

Net cash used in financing activities	(31,939)	(159,459)	—	(86,687)	(79,308)	(357,393)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	293	303	—	1,757	(45,532)	(43,179)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	458	2,994	3,452
Balance at beginning of year	161	499	—	634	57,873	59,167

Balance at end of year	$454	$802	$—	$2,849	$15,335	$19,440

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the fiscal year ended December 29, 2002
(In thousands)

	Parent Guarantor	Issuer of Existing Notes	Issuer of New Notes	Subsidiary Guarantors	Subsidiary Non Guarantors	Consolidated
Net cash provided by operating activities	$12,779	$139,888	$—	$67,293	$25,008	$244,968

Cash flows from investing activities:
Sales and maturities of securities	232,758	—	—	—	—	232,758
Additions to properties and intangible assets	185	(147,798)	—	(4,469)	(94,760)	(246,842)
Proceeds from sales of properties	—	9,810	—	1,545	16,002	27,357
Trade loan repayments from customers, net	—	—	—	—	13,577	13,577
Acquisition of CBL, net of cash acquired	—	(115,105)	—	(92,650)	(1,379,545)	(1,587,300)
Investment in Molson USA, LLC	—	(2,750)	—	—	—	(2,750)
Other	—	(7,561)	—	—	—	(7,561)

Net cash provided by (used in) investing activities	232,943	(263,404)	—	(95,574)	(1,444,726)	(1,570,761)

Cash flows from financing activities:
Issuances of stock under stock plans	15,645	—	—	—	—	15,645
Dividends paid	(29,669)	—	—	—	—	(29,669)
Proceeds from issuance of debt	—	2,391,934	—	—	—	2,391,934
Proceeds from short-term borrowings	—	250,900	—	—	80,433	331,333
Payments on debt and capital lease obligations	(85,000)	(1,293,075)	—	—	(1,643)	(1,379,718)
Debt issuance costs	(185)	(9,889)	—	—	—	(10,074)
Change in overdraft balances	—	(27,783)	—	—	—	(27,783)
Net activity in investment and advances (to) from subsidiaries	(204,917)	(1,192,862)	—	29,411	1,368,368	—

Net cash (used in) provided by financing activities	(304,126)	119,225	—	29,411	1,447,158	1,291,668

Cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(58,404)	(4,291)	—	1,130	27,440	(34,125)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(1,220)	17,379	16,159
Balance at beginning of year	58,565	4,790	—	724	13,054	77,133

Balance at end of year	$161	$499	$—	$634	$57,873	$59,167

QuickLinks

  Exhibit 99.7
  ITEM 8. Financial Statements and Supplementary Data
MANAGEMENT'S REPORT TO SHAREHOLDERS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (IN THOUSANDS, EXCEPT FOR SHARE DATA)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE INFORMATION)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (IN THOUSANDS)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF INCOME For the fiscal year ended December 26, 2004 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF INCOME For the Fiscal year ended December 28, 2003 (In thousands)
MOLSON COORS BREWING COMPANY CONDENSED CONSOLIDATING STATEMENTS OF INCOME For the Fiscal Year Ended December 29, 2002 (in thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS As of December 26, 2004 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS As of December 28, 2003 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the fiscal year ended December 26, 2004 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the fiscal year ended December 28, 2003 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the fiscal year ended December 29, 2002 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF INCOME For the fiscal year ended December 26, 2004 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF INCOME For the Fiscal year ended December 28, 2003 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF INCOME For the Fiscal Year Ended December 29, 2002 (in thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS As of December 26, 2004 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEETS As of December 28, 2003 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS For the fiscal year ended December 26, 2004 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS For the fiscal year ended December 28, 2003 (In thousands)
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS For the fiscal year ended December 29, 2002 (In thousands)